Exhibit 10.64

LEASE AGREEMENT
Dated as of December 23, 2019
between
DUKE ENERGY CAROLINAS, LLC,
as Tenant
and
CGA 525 SOUTH TRYON TIC 1, LLC, a Delaware limited liability company,
CGA 525 SOUTH TRYON TIC 2, LLC, a Delaware limited liability company and
CK 525 SOUTH TRYON TIC, LLC, a Delaware limited liability company as Tenants-in-Common
(collectively, as Landlord

DMEAST #39566949 v10

TABLE OF CONTENTS

1.	Certain Definitions 1

2.	Demise of Leased Premises 1

3.	Title and Condition 1

4.	Use of Leased Premises; Quiet Enjoyment 2

5.	Term 3

6.	Rent 4

7.	Net Lease; Non-Terminability 5

8.	Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements 6

9.	Liens; Recording and Title 7

10.	Indemnification 8

11.	Maintenance and Repair 10

12.	Alterations 11

13.	Condemnation 12

14.	Insurance 14

15.	Restoration 19

16.	Subordination to Financing 20

17.	Assignment, Subleasing 21

18.	Permitted Contests 22

19.	Default Provisions; Remedies 23

20.	Additional Rights of Landlord and Tenant 26

21.	Notices 27

22.	Estoppel Certificates 28

23.	Surrender and Holding Over 29

24.	No Merger of Title 29

25.	Definition of Landlord; Limitation of Liability 29

26.	Hazardous Materials 30

27.	Entry by Landlord 31

28.	No Usury 31

DMEAST #39566949 v10    i

29.	Financial Statements 31

30.	Withholdings 32

31.	Right of First Offer 32

32.	Call Option/Put Option 33

33.	Separability 34

34.	Miscellaneous 34

35.	Tenancy-In-Common 35

EXHIBIT A    Legal Description
EXHIBIT B    Basic Rent

SCHEDULE A    Termination Values
SCHEDULE B    Purchase Procedure
SCHEDULE C    Permitted Encumbrances
SCHEDULE D    Call Option/Put Option Purchase Prices
APPENDIX A    Definitions

DMEAST #39566949 v10    ii

LEASE AGREEMENT
THIS LEASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Lease”) made as of December 23, 2019 (the “Effective Date”), by and between CGA 525 SOUTH TRYON TIC 1, LLC, a Delaware limited liability company (“TIC 1”), CGA 525 SOUTH TRYON TIC 2, LLC, a Delaware limited liability company (“TIC 2”), and CK 525 SOUTH TRYON TIC, LLC, a Delaware limited liability company (“TIC 3”), as tenants-in-common (TIC 1, TIC 2 and TIC 3 are herein collectively, “Landlord”), having an office at c/o CGA Capital LLC, 9475 Deereco Road, Suite 300 Timonium, Maryland 21093, Attention: Mr. W. Kyle Gore and DUKE ENERGY CAROLINAS, LLC, a North Carolina limited liability company (“Tenant”), having an office at c/o Duke Energy Real Estate Services, 550 South Tryon Street, DEC 22A, Charlotte, North Carolina 28202, Attention: Lease Administration.
In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant, intending to be legally bound, hereby covenant and agree as follows:
1.Certain Definitions.    All capitalized terms, unless otherwise defined herein, shall have the respective meanings ascribed to such terms in Appendix A annexed hereto and by this reference incorporated herein.
2.    Demise of Leased Premises.    Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the Leased Premises.
3.    Title and Condition
(a)    The Leased Premises are demised and let subject to (i) the Permitted Encumbrances, and (ii) the condition of the Leased Premises as of the Commencement Date, without representation or warranty by Landlord; it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired.
(b)    LANDLORD HAS NOT MADE AND WILL NOT MAKE ANY INSPECTION OF ANY OF THE LEASED PREMISES, AND LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES “AS IS”, AND TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LANDLORD’S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, LOCATION, USE, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY OR OPERATION, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. Tenant acknowledges that the Leased Premises are of its selection and to its specifications, and that the Leased Premises have been inspected by Tenant and are satisfactory to it. In the event of any defect or deficiency in any of the

DMEAST #39566949 v10    1

Leased Premises of any nature, whether patent or latent, Landlord shall not have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort). The provisions of this Paragraph 3(b) have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to any of the Leased Premises, arising pursuant to the Uniform Commercial Code or any other Legal Requirement now or hereafter in effect or otherwise.
(c)    Tenant acknowledges and agrees that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found such title to be satisfactory for the purposes contemplated by this Lease.
(d)    Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant, all Guaranties. Such assignment shall remain in effect until the termination of this Lease, provided that Landlord shall retain the right to enforce the Guaranties in the name of Tenant during the continuance of an Event of Default. Any monies collected by Tenant (net of reasonable out-of-pocket collection expenses) under any of the Guaranties during the continuation of an Event of Default shall be held in trust by Tenant and promptly paid over to Landlord. Landlord hereby agrees to execute and deliver, at Tenant’s expense, such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effected by this Paragraph 3(d). Upon the termination of this Lease, the Guaranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required, provided that, in confirmation of such reassignment, Tenant shall promptly, at Tenant’s expense, execute and deliver any instrument which Landlord may reasonably request.
(e)    Landlord agrees to enter into, amend, confirm or release, all at Tenant’s expense, such Record Agreements as reasonably requested by Tenant, subject to Landlord’s approval of the form thereof, not to be unreasonably withheld, conditioned or delayed; provided, however, that no such Record Agreement, nor any amendment, confirmation or release of any such Record Agreement, shall violate any Permitted Encumbrance or Legal Requirements, or result in any material diminution in the value, use or utility of the Leased Premises (including, without limitation, for use initially as a Class A office building, and thereafter as an office building of comparable class and quality as other office buildings of comparable age and size in the Central Business District of Charlotte, North Carolina on the date of determination, and subject to Tenant’s maintaining the Leased Premises in the manner and condition set forth in this Lease) and, further provided, that if any such Record Agreement, or any amendment, confirmation or release of any such Record Agreement, shall create or impose financial burdens on the Landlord, Tenant agrees to pay (or reimburse Landlord for) any such financial burdens.
4.    Use of Leased Premises; Quiet Enjoyment.
(a)    Tenant may use the Leased Premises as an office building (and all uses ancillary or incidental thereto) and/or for any other lawful purpose, so long as such other lawful purpose would not (i) have a material adverse effect on the fair market value of the Leased Premises, (ii)  increase (when compared to use as an office building) the likelihood that Tenant, Landlord or any Lender would incur liability under any provisions of any Environmental Laws, (iii) subject Landlord to any burdensome Legal Requirements, or (iv) violate any Legal Requirements. In no event shall

DMEAST #39566949 v10    2

the Leased Premises be used for any purpose which shall violate any of the provisions of any Permitted Encumbrance or any Record Agreement applicable to the Leased Premises. Tenant agrees that with respect to the Permitted Encumbrances and each Record Agreement, Tenant shall, at its expense, observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by Landlord or Tenant during the Term.
(b)    Subject to Tenant’s rights under Paragraph 18, Tenant shall not permit any unlawful occupation, business or trade to be conducted on the Leased Premises or any use to be made thereof contrary to applicable Legal Requirements or Insurance Requirements. Subject to Tenant’s rights under Paragraph 18, Tenant shall not use, occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) make void or voidable any insurance which Tenant is required hereunder to maintain in force with respect to any of the Leased Premises, (ii) materially adversely affect the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, or (iii) cause any injury or damage to any of the Improvements, it being understood that “damage” to the Improvements as such term is used in this 4.(b) (iii) shall not include demolition activities in connection with Alterations permitted under Paragraph 12.
(c)    Subject to all of the provisions of this Lease, so long as no Event of Default exists hereunder, Landlord covenants that neither Landlord, nor any Person claiming by, through or under Landlord, shall do any act to disturb, or fail to perform any act which failure results in the disturbance of, the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant.
5.    Term
(a)    Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an Initial Term commencing on the Commencement Date and ending on the Expiration Date. Prior to the Final Completion Date and except to the extent any specific provision of the Agency Agreement is identified herein as controlling, to the extent that there are any inconsistencies between the terms of this Lease and the terms of the Agency Agreement, the terms of this Lease shall control as to the rights and obligations of Landlord and Tenant.
(b)    Provided (i) this Lease shall not have been terminated pursuant to the provisions of Paragraphs 13(b), 14(g), 19, 31 (other than in connection with, at Tenant’s election, a Tenant Assumption (hereinafter defined)) or 32 of this Lease and (ii) no Event of Default has occurred and remains uncured, in each case on the applicable date of its Renewal Option Notice and on the Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable), Tenant shall have eight (8) consecutive options to extend the Term of this Lease for a Renewal Term, commencing upon the day after the Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable). If Tenant elects not to exercise any one or more of said renewal options, it shall do so by delivering a non-renewal notice to Landlord at any time during the Term (or the then Renewal Term, as applicable) but, in any event, on or before June 30, 2051 with respect to the Initial Term with respect to the first renewal option, and at least twelve (12) months prior to the applicable Lease expiration date with respect to any of the next seven (7) renewal options, as applicable. If Tenant shall fail to timely deliver such non-renewal notice to Landlord, Tenant shall be deemed to have irrevocably elected to exercise the applicable renewal option. If Tenant shall elect (or is deemed to have elected) to exercise any such renewal option, the Term of this Lease

DMEAST #39566949 v10    3

shall be automatically extended for a Renewal Term without the execution of an extension or renewal agreement. Any Renewal Term shall be subject to all of the provisions of this Lease, including, but not limited to, the Basic Rent provisions for such Renewal Term set forth on Exhibit B attached hereto, and all such provisions shall continue in full force and effect.
6.    Rent.
(a)    Tenant shall pay to Landlord, as rent for the Leased Premises during the Term, the Basic Rent in advance, on the Rent Commencement Date and on each Basic Rent Payment Date occurring after the Rent Commencement Date, and shall pay the same by ACH or wire transfer in immediately available federal funds, by 1:00 p.m., Charlotte, North Carolina time on the date due, to such account in such bank as Landlord shall designate from time to time.
(b)    Tenant shall pay the Purchase Price, Default Purchase Price, Condemnation Termination Payment or Casualty Termination Payment, as applicable, and pay and discharge, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for nonpayment or late payment thereof. All payments of Additional Rent that are payable to Landlord shall be paid by Tenant by ACH or wire transfer in immediately available federal funds to such account in such bank as Landlord shall designate from time to time.
(c)    If any installment of Basic Rent or Additional Rent is not paid when the same is due, Tenant shall pay to Landlord, on demand, as Additional Rent, interest on such installment from the date such installment was due to the date such installment is paid at the Default Rate. In addition to the interest payable pursuant to the foregoing sentence, any payment not received within ten (10) days after the applicable due date shall incur a late charge in the amount of one percent (1%) of such late payment amount (except to the extent such late charge is prohibited by Legal Requirements). Tenant and Landlord agree that this late charge represents a reasonable sum (considering all of the circumstances existing on the date of the execution of this Lease) and a fair and reasonable estimate of the costs that Landlord will incur by reason of Tenant’s failure to pay such amounts on time. Tenant and Landlord further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue Basic Rent or Additional Rent payment and shall not prevent Landlord from exercising any of the other rights available hereunder if such default remains uncured by Tenant.
(d)    Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transactions represented by this Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.
(e)    Each of Landlord and Tenant acknowledges the terms of Section 4.2 and Section 4.3 of the Agency Agreement and agrees to execute and deliver an amendment to this Lease in accordance with the terms of Section 4.2(f) and Section 4.3(b) thereof.

DMEAST #39566949 v10    4

7.    Net Lease; Non-Terminability.
(a)    Except as otherwise expressly provided in Paragraphs 13(b), 14(g), 19, 31 (other than in connection with, at Tenant’s election, a Tenant Assumption) and 32 of this Lease, this Lease shall not terminate and Tenant shall not have any right to terminate this Lease during the Term. This is a net lease and, except as otherwise expressly provided in this Lease, Tenant shall not be entitled to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent, Purchase Price, Default Purchase Price, Condemnation Termination Payment or Casualty Termination Payment, as applicable, and the obligations of Tenant under this Lease shall not be affected by any circumstance or event, or for any reason, including but not limited to the following: (i) any damage to or destruction of any of the Leased Premises by any cause whatsoever, (ii) any Condemnation, (iii) the prohibition, limitation or restriction of, or interference with, Tenant’s use of any of the Leased Premises, (iv) any eviction by paramount title, constructive eviction, or otherwise, (v) Tenant’s acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (vi) any default on the part of Landlord under this Lease or under any other agreement, (vii) any latent or other defect in, or any theft or loss of, any of the Leased Premises, (viii) the breach of any warranty of any seller or manufacturer of any of the Equipment or any engineer, contractor or builder with respect to any of the Leased Premises, or (ix) any other cause, whether similar or dissimilar to the foregoing, any present or future Legal Requirement to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements, and that Basic Rent, Additional Rent, Purchase Price, Default Purchase Price, Condemnation Termination Payment or Casualty Termination Payment, to the extent applicable, shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and that the obligations of Tenant under this Lease shall continue unaffected, unless this Lease shall have been terminated pursuant to an express provision of this Lease. Notwithstanding the foregoing, Tenant shall have the right to pursue a cause of action against Landlord for actual damages resulting from Landlord’s default under this Lease, it being understood that Tenant shall have no right to set off any such damages against the Basic Rent or Additional Rent payable under this Lease or the Purchase Price, the Default Purchase Price, Condemnation Termination Payment or Casualty Termination Payment, as applicable, if payable hereunder or under the Agency Agreement.
(b)    Tenant agrees that, except as otherwise expressly provided in Paragraphs 13(b), 14(g), 19, 31 (other than in connection with, at Tenant’s election, a Tenant Assumption) and 32 of this Lease, it shall remain obligated under this Lease in accordance with its provisions and that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under the Mortgage (subject, however, to the terms of any applicable SNDA), or (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise.
(c)    This Lease is the absolute and unconditional obligation of Tenant. Tenant waives all rights that are not expressly stated in this Lease but that may now or hereafter otherwise be conferred by law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, (ii) to

DMEAST #39566949 v10    5

any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, any Additional Rent, the Purchase Price, the Default Purchase Price Condemnation Termination Payment or Casualty Termination Payment, as applicable, and (iii) for any statutory lien or offset right against Landlord or its property.
8.    Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements.
(a)    (i)    Subject to the provisions of Paragraph 18, Tenant shall, before interest or penalties are due thereon, pay directly to the applicable third party and discharge all Impositions. If received by Landlord, Landlord shall, within thirty (30) days of Landlord’s receipt thereof, but in any event at least five (5) Business Days prior to the due date for the related Imposition (provided that Landlord has received such bill or invoice prior to five (5) Business Days preceding such due date), deliver to Tenant any bill or invoice with respect to any Imposition.
(ii)    Nothing herein shall obligate Tenant to pay, and the term “Impositions” shall exclude, any federal, state or local (A) transfer taxes as the result of a conveyance by (or suffered by) Landlord to any Person other than (1) transfers to Tenant or a person designated by Tenant or (2) transfers as a result of an Event of Default, (B) franchise, capital stock, gross income taxes that are in the nature of franchise or capital stock taxes or similar taxes if any, of Landlord, (C) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, (D) estate, inheritance, succession, gift, capital levy or similar taxes of Landlord, or (E) Tax that would not have been imposed but for the failure of Indemnitee to comply with certification, information, documentation or other reporting requirements applicable to Indemnitee and for which Tenant is not responsible under this Lease, if compliance with such requirements is required by statute or regulation of the relevant taxing authority as a precondition to relief or exemption from such Tax. In the event that any assessment against any of the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable only for those installments which become due and payable during the Term, and Tenant shall also be liable for the prorated portion of installments not yet due and payable during the Term, but which accrue during the Term. Tenant shall prepare and file all tax reports required by Governmental Authorities which relate to the Impositions. Tenant shall deliver to Landlord, within thirty (30) days after payment by Tenant, receipts for the payments of all property taxes related to the Leased Premises. In addition, Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s written request therefor, copies of all settlements and notices pertaining to the Impositions which may be issued by any Governmental Authority and receipts for payments of all other Impositions made during each calendar year of the Term.
(b)    Subject to the provisions of Paragraph 18, Tenant shall promptly comply with and conform to all of the Legal Requirements and Insurance Requirements.
(c)    Any payments required to be made by Tenant pursuant to this Paragraph 8 that are not allowed to be paid directly to the appropriate Governmental Authority or such other Person to whom such payment is due shall be made directly to Landlord or its designee, at the location and in the manner specified by Landlord pursuant to Paragraph 6 for the payment of Additional Rent.

DMEAST #39566949 v10    6

(d)    If any report, return or statement (a “Filing”) is required to be filed with respect to any Imposition that is subject to this Paragraph 8, Tenant shall, if permitted by Legal Requirements to do so, timely file or cause to be filed such Filing with respect to such Imposition and shall promptly provide notice of such Filing to Landlord (except for any such Filing that Landlord has notified Tenant in writing that Landlord intends to file) and will (if ownership of the Leased Premises or any part thereof or interest therein is required to be shown on such Filing) show the ownership of the Leased Premises in the name of Landlord and send a copy of such Filing to Landlord. If Tenant is not permitted by Legal Requirements to file any such Filing, Tenant will promptly notify Landlord of such requirement in writing and prepare and deliver to Landlord a proposed form of such Filing and such information as is within Tenant’s reasonable control or access with respect to such Filing within a reasonable time, and in all events at least thirty (30) days, prior to the time such Filing is required to be filed. Tenant shall hold Landlord harmless from and against any liabilities, including, but not limited to penalties, additions to tax, fines and interest, arising out of any insufficiency or inaccuracy in any such Filing, if such insufficiency or inaccuracy is attributable to Tenant, it being understood that Tenant shall have no liability hereunder with respect to any failure of Landlord to timely file any Filing that Tenant has provided to Landlord pursuant to the second sentence of this subparagraph (d) or for any insufficiency or inaccuracy in any Filing if such insufficiency or inaccuracy is made or caused by Landlord.
(e)    Notwithstanding anything herein to the contrary, any obligations of Tenant under the provisions of this Paragraph 8 that accrue prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination of this Lease.
9.    Liens; Recording and Title.
(a)    Subject to the provisions of Paragraph 18, Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any lien on the Leased Premises, the Basic Rent or any Additional Rent, other than the Mortgage, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission of Landlord. Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant (or on behalf of Tenant), or to anyone holding any of the Leased Premises through or under Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to any of the Leased Premises.
(b)    Notwithstanding the foregoing, if any lien or encumbrance upon the Leased Premises (i) is a lien or encumbrance which Tenant is obligated to remove or discharge under this Paragraph 9, and (ii) is not a lien or encumbrance created by Tenant or any person or entity claiming by, through or under Tenant, and (iii) is a lien or encumbrance with respect to which Landlord is entitled to make a claim under the terms of the owner’s policy of title insurance issued by the national office of Chicago Title Insurance Company (or any co-insurer or reinsurer), to Landlord with respect to the Leased Premises as of the Commencement Date (or any subsequent owner’s policy of title insurance issued and in effect during the Term in favor of Landlord with respect to the Leased Premises) (as applicable, the “Title Policy”), Landlord shall be obligated to remove or discharge, or pay to Tenant the amount incurred by Tenant in removing and discharging such lien or encumbrance to the extent (and only to the extent) of any proceeds, damages or other amounts paid to Landlord under the Title Policy, net of any and all costs and expense incurred by Landlord in

DMEAST #39566949 v10    7

connection with collecting such proceeds, damages or other amounts not previously reimbursed by Tenant (“Title Policy Proceeds”). In that connection, if any such lien or encumbrance is discovered, Landlord, upon Tenant’s reasonable request and at Tenant’s expense, will make such claims or institute such proceedings as are appropriate under the terms of the Title Policy to cause the insurer thereunder to either remove such lien or encumbrance or pay any Title Policy Proceeds payable under the Title Policy in respect of any lien or encumbrance. Tenant agrees to indemnify and hold Landlord harmless against all liability, cost and expense which Landlord may sustain or incur in making any such claim or instituting any such proceeding. In the event that Landlord is paid any Title Policy Proceeds as a result of such claim or proceeding prior to the time that Tenant pays any such lien or encumbrance under this Paragraph 9, Landlord shall apply the Title Policy Proceeds to the payment of amounts necessary to remove and discharge any such lien or encumbrance to the extent of such proceeds. In the event that Landlord is paid any Title Policy Proceeds after Tenant pays such lien or encumbrance, then Landlord agrees to reimburse Tenant for any amounts paid by Tenant to remove or discharge any such lien or encumbrance, including, without limitation, expenses incurred by Tenant in causing such lien or encumbrance to be removed or discharged or incurred by Tenant under the foregoing indemnity to the extent, and only to the extent, of such Title Policy Proceeds. Any Title Policy Proceeds exceeding the foregoing amounts shall be divided in an equitable manner between Landlord and Tenant in accordance with their respective interests in the Leased Premises. The rights of Tenant under this Paragraph 9(b) shall not release or relieve Tenant from its obligations under this Paragraph 9 to promptly remove and discharge any lien or encumbrance upon the Leased Premises in accordance with the terms hereof, subject to Tenant’s claim under this Paragraph 9(b) and subject to the terms of Paragraph 18, and if Tenant elects to contest any such lien or encumbrance under the terms of Paragraph 18, the rights of Tenant hereunder shall not affect the terms of Paragraph 18 or the conditions set out therein with respect to the contest of any such lien or encumbrance. Any claim by Tenant against Landlord in accordance with the foregoing provisions shall be strictly limited to the amount of any Title Policy Proceeds actually paid to Landlord.
(c)    Each of Landlord and Tenant shall execute, acknowledge and deliver to the other a written Memorandum of this Lease to be recorded, at Tenant’s expense, in the appropriate land records of the jurisdiction in which the Leased Premises is located, in order to give public notice and protect the validity of this Lease. In the event of any discrepancy between the provisions of such recorded Memorandum of this Lease and the provisions of this Lease, the provisions of this Lease shall prevail.
(d)    Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or lien in or upon the estate of Landlord in any of the Leased Premises, other than an assignment or a sublease, in either case, as permitted under the provisions of Paragraph 17.
10.    Indemnification.
(a)    Tenant agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee from and against any and all Claims that may be suffered, imposed on or asserted against any Indemnitee (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS RESULTING FROM ANY INDEMNITEE’S ORDINARY NEGLIGENCE BUT

DMEAST #39566949 v10    8

NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), arising out of (i) the leasing by Landlord of the Leased Premises to Tenant, subleasing of the Leased Premises by Tenant, assignment by Tenant of its interest in this Lease, or sale of the Leased Premises by Landlord to Tenant, renewal of this Lease, or the operation, possession, use, non-use, maintenance, modification, alteration, construction, reconstruction, restoration, condition, design or replacement of the Leased Premises (or any portion thereof), any Record Agreement affecting the Leased Premises or from the granting by Landlord at Tenant’s request of Record Agreements, licenses or any other rights with respect to all or any part of the Leased Premises, (ii) patent, trademark or copyright infringement and latent or other defects, whether or not discoverable, (iii) the non-compliance of the Leased Premises with Legal Requirements and any other liability under Legal Requirements (including, without limitation, any Claims arising directly or indirectly out of any actual or alleged violation, now or hereafter existing, of any Environmental Laws), (iv) this Lease or any modification, amendment or supplement hereto, (v) any default by Tenant under this Lease, (vi) the business and activities of Tenant or of any other Person on or about the Leased Premises (whether as an invitee, subtenant, licensee or otherwise), and (vii) any Claims arising, directly or indirectly, out of the actual or alleged presence, use, storage, generation or Release of any Hazardous Materials on, under, from or at the Leased Premises or any portion thereof of any surrounding areas for which Tenant or Landlord has any legal obligation, whether prior to or during the Term, including the cost of assessment, containment and/or removal of any such Hazardous Materials, the cost of any actions taken in response to a Release of any such Hazardous Materials so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred to comply with Environmental Laws in connection with all or any portion of the Leased Premises or the operation thereof, or any surrounding areas for which Tenant or Landlord has any legal obligation. Notwithstanding the foregoing, nothing herein shall be construed to obligate Tenant to indemnify, defend and hold harmless any Indemnitee from and against any Claims imposed on or incurred by such Indemnitee by reason of (i) any Indemnitee’s (or any Indemnitee’s employee’s, agent’s (other than Tenant), contractor’s or invitee’s) willful misconduct or gross negligence, (ii) any liens and liabilities created by Landlord on the Leased Premises (including, without limitation, any financing by Landlord with respect to the Leased Premises) or that arise from Landlord’s failure to pay any Taxes, in each case for which Tenant is not responsible under this Lease, or (iii) events or circumstances that occur after the expiration or termination of this Lease and the return the Leased Premises in accordance with this Lease. Notwithstanding the foregoing, prior to the Final Completion Date, the provisions of Section 3.3 of the Agency Agreement shall control with respect to Tenant’s obligations with respect to indemnities related to the Leased Premises.
(b)    In case any Claim shall be made or brought against any Indemnitee, such Indemnitee shall give prompt notice thereof to Tenant; provided that failure to so notify Tenant shall not reduce Tenant’s obligations to indemnify any Indemnitee hereunder except to the extent such failure adversely affects Tenant’s rights to defend such Claim or results in additional liability on Tenant’s part. Tenant shall be entitled, at its expense, acting through counsel selected by Tenant (and reasonably satisfactory to such Indemnitee), to participate in or to assume and control (if it promptly so elects upon notice of the Claim), the negotiation, litigation and/or settlement of any such Claim. Such Indemnitee may (but shall not be obligated to) participate at its own expense (unless Tenant is not properly performing its obligations hereunder and then at the expense of Tenant) and with its own counsel in any proceeding conducted by Tenant in accordance with the foregoing, in which case Tenant shall keep such Indemnitee and its counsel fully informed of all proceedings and filings.

DMEAST #39566949 v10    9

Notwithstanding the foregoing, Tenant shall not be entitled to assume and control the defense of any Claim if (i) an Event of Default has occurred and is continuing, (ii) the proceeding involves possible imposition of any criminal liability or penalty or unindemnified civil penalty on such Indemnitee, (iii) the proceeding involves the granting of injunctive relief against the Indemnitee not related to this Lease, (iv) a significant counterclaim is available to the Indemnitee that would not be available to and cannot be asserted by Tenant or (v) Tenant has not acknowledged to such Indemnitee in writing that such Claim is fully covered by Tenant’s indemnity set forth herein.
(c)    Upon payment in full of any Claim by Tenant pursuant to this Paragraph 10 to or on behalf of an Indemnitee, Tenant, without any further action, shall be subrogated to any and all Claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense or claims against another Indemnitee for which Tenant would have indemnity obligations hereunder) to the extent of such payment, and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of Claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such Claims and otherwise reasonably cooperate with Tenant to enable Tenant to pursue such Claims. In no event shall Tenant settle or compromise any Claim against any Indemnitee if such settlement or compromise does not contain a full release of such Indemnitee, unless such Indemnitee otherwise consents in writing.
(d)    The obligations of Tenant under this Paragraph 10 shall survive any termination or expiration of this Lease.
11.    Maintenance and Repair.
(a)    Except for any Alterations that Tenant is permitted to make pursuant to Paragraph 12 of this Lease, Tenant shall at all times from and after the Final Completion Date, put, keep and maintain the Leased Premises (including, without limitation, the roof, landscaping, walls, footings, foundations and structural components of the Leased Premises and the Equipment) in the same (or better) condition and order of repair as exists as of the Final Completion Date, except for ordinary wear and tear, and shall promptly make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, ordinary or extraordinary, which may be required to be made upon or in connection with the Leased Premises in order to keep and maintain the Leased Premises in the order and condition required by this Paragraph 11(a). Tenant shall not commit or permit any waste of the Leased Premises. Tenant shall do or cause others to do all shoring of the Leased Premises or of foundations and walls of the Improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Leased Premises, whether or not Landlord shall, by reason of any Legal Requirements or Insurance Requirements, be required to take such action or be liable for failure to do so. LANDLORD SHALL NOT BE REQUIRED TO MAKE ANY REPAIR, WHETHER FORESEEN OR UNFORESEEN, OR TO MAINTAIN ANY OF THE LEASED PREMISES OR ADJOINING PROPERTY IN ANY WAY, AND TENANT HEREBY EXPRESSLY WAIVES THE RIGHT TO MAKE REPAIRS AT THE EXPENSE OF LANDLORD, WHICH RIGHT MAY BE PROVIDED FOR IN ANY APPLICABLE LAW NOW OR HEREAFTER IN EFFECT. Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or condemnation awards for Restoration pursuant to Paragraphs 13(c) and 14(g). Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly

DMEAST #39566949 v10    10

(but in any event Tenant shall commence such repairs within a reasonable period of time (under the circumstances given the scope and nature of the repairs to be made) after Tenant becomes aware that such repairs are necessary in Tenant’s reasonable discretion, or, in the event of a Restoration pursuant to Paragraph 13(c) or 14(g), within ninety (90) days after the date insurance proceeds or a condemnation award has been paid to Lender or Landlord and made available to Tenant for Restoration (it being understood that Tenant shall take such steps as are reasonably necessary to protect and preserve the integrity and safety of the Leased Premises pending such payment) and shall diligently pursue such repairs to completion), and all repairs shall be in a good, proper and workmanlike manner.
(b)    Subject to the provisions of Paragraph 18, in the event that any Improvement shall violate any Legal Requirements or Insurance Requirements, then Tenant, at the request of Landlord, shall either (i) obtain valid and effective variances, waivers or settlements of all claims, liabilities and damages resulting from each such violation, whether the same shall affect Landlord, Tenant or both, or (ii) take such action as shall be necessary to remove such violation, including, if necessary, the making of an Alteration. Any such repair or Alteration shall be made in conformity with the provisions of Paragraph 12.
(c)    If Tenant shall be in default under any of the provisions of this Paragraph 11, Landlord may, thirty (30) days after Tenant’s receipt of written notice of default and failure of Tenant to commence to cure during such period or to diligently pursue such cure to completion, but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of and at the expense of Tenant. In the event of an emergency Landlord shall notify Tenant of the situation by phone or other available communication and shall give Tenant as much time as is reasonably practicable before acting independently to cure such default. All reasonable sums so paid by (or on behalf of) Landlord and all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the Default Rate from the date of payment or incurring the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.
(d)    Tenant shall from time to time replace with Replacement Equipment any of the Equipment which shall have become worn out or unusable for the purpose for which it is intended, been taken by a Condemnation as provided in Paragraph 13, or been lost, stolen, damaged or destroyed as provided in Paragraph 14. Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by the removal of Equipment or other personal property of Tenant or the installation of Replacement Equipment. All Replacement Equipment (except for Trade Fixtures) shall become the property of Landlord, shall be free and clear of all liens and rights of others and shall become a part of the Equipment as if originally demised herein.
12.    Alterations.
(a)    Tenant shall have the right to make any Non-Structural Alterations to the Leased Premises, regardless of cost, without notice to or consent of Landlord so long as Tenant complies with clause (c) of this Paragraph 12.

DMEAST #39566949 v10    11

(b)    Upon at least thirty (30) days’ prior written notice to Landlord and Lender, Tenant shall have the right to make any Alteration(s) to the Leased Premises that are Structural Alterations and the cost of which exceeds the Threshold Amount, in the aggregate, in any calendar year; provided, that, (i) no default by Tenant that with the giving of notice and/or the passage of time would give rise to an or Event of Default has occurred and is then continuing, (ii) Tenant complies with clause (c) of this Paragraph 12, and (iii) prior to making any such Alteration(s), Tenant shall provide Landlord with the plans and specifications, estimated budget and proposed schedule of construction with respect thereto and Landlord shall have consented to such Alterations, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, Tenant shall have the right to make any Structural Alterations to the Leased Premises without notice to or consent of Landlord so long as (x) the costs of such Structural Alterations do not exceed the Threshold Amount and (y) Tenant complies with clause (c) of this Paragraph 12.
(c)    In connection with any Alteration: (i) the fair market value of the Leased Premises shall not be diminished after the completion of any such Alteration (A) in any material respect as to any Non-Structural Alterations, or (B) in any Material respect as to any Structural Alterations, as applicable; (ii) all such Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements and Insurance Requirements; (iii) no such Alteration shall change the permitted use of the Leased Premises (as described in Paragraph 4), (iv) Tenant shall promptly pay all costs and expenses of any such Alteration and shall (subject to and in compliance with the provisions of Paragraph 18) discharge or bond over all liens filed against any of the Leased Premises arising out of the same; (v) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration; (vi) Tenant shall not incur any debt with respect to such Alteration that results in any mortgage or other encumbrance on the Leased Premises or any part thereof or Tenant’s interest in this Lease (other than mechanics and/or materialmens liens, subject to Tenant’s obligations to discharge or bond around such liens as provided in Paragraph 18 of this Lease), (vii) no such Alteration shall reduce the rentable square footage of the Leased Premises by more than three percent (3%) in the aggregate of the rentable square footage of the Leased Premises that existed as of the Final Completion Date, and (viii) in the case of any Structural Alteration the estimated cost of which exceeds the Threshold Amount, such Alterations shall be made under the supervision of an architect or engineer and in accordance with plans and specifications which shall be submitted to Landlord prior to the commencement of the Alterations.
(d)    All Alterations shall, upon the expiration or earlier termination of this Lease (other than as a result of Tenant’s purchase of the Leased Premises in accordance with this Lease) become the property of Landlord, without any further act. To the extent permitted by the Code and by any applicable state tax laws and regulations, Tenant shall be entitled to the tax benefits, if any, with respect to any Alterations made by Tenant at Tenant’s expense until such time as such Alterations become the property of Landlord pursuant to the foregoing sentence.
13.    Condemnation.
(a)    Each of Landlord and Tenant, promptly upon obtaining knowledge of the institution of any proceeding for Condemnation, or written threat thereof, shall notify the other party thereof and each of Landlord and Tenant shall be entitled, at its sole cost and expense, to participate in any Condemnation proceeding. Subject to the provisions of this Paragraph 13 and Paragraph 15, Tenant

DMEAST #39566949 v10    12

hereby irrevocably assigns to Landlord or its designee any award or payment in respect of any Condemnation of the Leased Premises or any part thereof, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord, the Trustee or any Lender any Tenant’s Award to the extent Tenant shall have a right to make a separate claim therefor against the condemnor in connection with such proceeding, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord or Lender is or would be entitled for the condemnation of Landlord’s interest in the Leased Premises.
(b)    If (I) all or substantially all of the Leased Premises, (II) less than all of the Leased Premises, the loss of which in Tenant’s reasonable business judgment, results in a material adverse effect on the business operations of Tenant at the Leased Premises, (III) a material portion of the Land or the building constructed on the Land or any means of ingress, egress or access to the Leased Premises located on the Land, the loss of which even after restoration would, in Tenant’s reasonable business judgment, result in material adverse effect on the business operations of Tenant at the Leased Premises, or (IV) any means of ingress, egress or access to the Leased Premises which does not result in at least one method of ingress and egress to and from the Leased Premises remaining that is sufficient for Tenant’s use thereof, as determined by Tenant in its reasonable discretion, shall be subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant will, not later than ninety (90) days after such Taking has occurred, serve a Tenant’s Termination Notice upon Landlord. In the event that, during the Initial Term, Tenant shall serve a Tenant’s Termination Notice upon Landlord pursuant to this Paragraph 13, Tenant shall, as part of such Tenant’s Termination Notice, make a rejectable offer to purchase the Leased Premises and the entire award for the Purchase Price. In the event that during any Renewal Term, Tenant shall serve a Tenant’s Termination Notice upon Landlord pursuant to this Paragraph 13, Tenant shall, as part of such Tenant’s Termination Notice, make a rejectable offer to purchase the Leased Premises and the entire award for a purchase price equal to the Net Award. Landlord shall have thirty (30) days after receipt of the Tenant’s Termination Notice to accept or reject the rejectable offer, and if Landlord fails to act, Landlord shall be deemed to have accepted such offer. No rejection of such offer shall be effective unless consented to in advance in writing by Lender to the extent any Financing is outstanding. Any purchase of the Leased Premises pursuant to this Paragraph 13 shall be completed in accordance with the Purchase Procedures. If Landlord rejects Tenant’s offer to purchase the Leased Premises, then the Lease shall terminate in accordance with the terms of the Tenant’s Termination Notice and on such termination date, Tenant shall pay to Landlord the Termination Value as of such termination date, plus all accrued and unpaid Base Rent and Additional Rent to the date of termination, less in all events the Net Award (the “Condemnation Termination Payment”).
(c)     (i)    In the event of a Condemnation of any part of the Leased Premises which does not result in a termination of this Lease pursuant to Paragraph 13(b) above, promptly after the Net Award with respect to such Condemnation has been paid by the related authority to Lender (or to Landlord if no Financing is then outstanding), and Tenant’s Award (if any) is paid to Tenant, to the extent Restoration of the Leased Premises is practicable, Tenant shall commence and diligently continue to completion such Restoration.
(ii)    Upon the payment to Landlord or Lender of the Net Award of a Taking which falls within the provisions of this Paragraph 13(c), Landlord and Lender shall, to the extent received, make the Net Award available to Tenant for Restoration in accordance with the provisions of Paragraph 15. The proceeds remaining after the completion of, and payment for, the Restoration,

DMEAST #39566949 v10    13

if any, shall be retained by Landlord. In the event of any such partial Condemnation, all Basic Rent and Additional Rent shall continue unabated and unreduced.
(iii)    In the event of a Requisition of the Leased Premises, Landlord shall apply the Net Award of such Requisition received by Landlord to the installments of Basic Rent or Additional Rent thereafter payable and Tenant shall pay any balance remaining thereafter. Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to Tenant on account of the Basic Rent and Additional Rent shall be retained by Landlord.
(d)    No agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant without the written consent of the other, and of Lenders, if the Leased Premises are then subject to a Mortgage, which consent shall not be unreasonably withheld, conditioned or delayed, provided that if an Event of Default has occurred and is then continuing, then Tenant’s consent shall not be required.
14.    Insurance.
(a)    From and after the Rent Commencement Date, Tenant shall maintain, during the Term at its sole cost and expense, the following insurance on the Leased Premises:
(i)    Insurance against loss of or damage to the Improvements and the Equipment under a policy, which shall include coverage against all risks of direct physical loss or damage (which shall include windstorm insurance, flood insurance if the Leased Premises is located within either a Special Flood Hazard Area or a Non-Special Flood Hazard Area as determined by FEMA flood zone ratings of A or V, and earthquake insurance if the Leased Premises is located in an area where earthquake insurance is, or becomes, customarily maintained for similar commercial properties). Such insurance shall also include (A) ordinance and law coverage (hazards A, B and C, with limits for A of not less than $1,000,000 and limits for B and C not less than $1,000,000 in the aggregate) and (B) a condition that permits the insured to elect to rebuild on another site, provided that such rebuilding does not increase the amount of loss or damage that would otherwise be payable to rebuild at the original site (it being understood that Tenant may not rebuild at another site without Landlord’s and Lender’s prior written approval, which approval may be conditioned, among other things, on the fulfillment of certain reasonable conditions precedent). Such insurance shall be in amounts sufficient to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies, and in any event in amounts not less than the actual replacement costs of the Improvements and Equipment (excluding footings and foundations and other parts of the Improvements which are not insurable). Such insurance policies may contain commercially reasonable exclusions and deductible amounts, all in accordance with industry standards applicable to commercial office buildings of comparable class and quality, and age and size in the Central Business District of Charlotte, North Carolina.
(ii)    Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises, which insurance shall (A) provide minimum protection with a combined single limit in the amount of $1,000,000 per occurrence and $2,000,000 annual aggregate and (B) include premises and operations liability coverage, products and completed operations liability coverage, and blanket contractual liability

DMEAST #39566949 v10    14

coverage. In addition, Tenant shall maintain auto liability insurance in an amount not less than $1,000,000.
(iii)    Liability insurance in excess of the insurance coverage required in subparagraph (ii) above with a limit not less than the greater of (A) $10,000,000 per occurrence and annual aggregate and (B) a commercially reasonable amount of such insurance typically carried by prudent owners or operators of similar commercial properties.
(iv)    Workers’ compensation insurance covering all persons employed by Tenant on the Leased Premises in connection with any work done on or about any of the Leased Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Leased Premises.
(v)    Boiler and machinery coverage on a comprehensive form in an amount not less than the actual replacement cost of the Improvements and Equipment related to the boiler(s) and machinery (excluding footings and foundations and other parts of the Improvements which are not insurable).
(vi)    Whenever Tenant shall be engaged in making any Alteration or Alterations, repairs or construction work of any kind (collectively, “Work”) for which the estimated cost exceeds the Threshold Amount, completed value builder’s risk insurance and worker’s compensation insurance or other adequate insurance coverage covering all persons employed in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.
(vii)    Such additional and/or other insurance with respect to the Improvements located on the Leased Premises and in such amounts as are reasonably requested by Landlord or a Lender provided that such insurance is readily available in the market for procurement by Tenant on commercially reasonable terms.
(b)    The insurance required by Paragraph 14(a) shall be written by companies have a claims paying ability rating by Standard & Poor’s (or equivalent ratings agency) of not less than A-, and an A.M. Best Insurance Reports financial strength rating of not less than “A” and a financial size category of at least XI, and all such companies shall be authorized to do an insurance business in the State, or otherwise agreed to by Landlord and Lender. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The general liability insurance shall name Landlord, Tenant, and Lender as additional insured parties, as their respective interests may appear but only to the extent of the liabilities assumed hereunder; the casualty insurance shall name Lender as mortgagee pursuant to a standard so-called “New York mortgage clause”, Landlord (or, if directed by Landlord to Tenant, Lender) and Tenant as loss payees as their respective interests may appear but only to the extent of the liabilities assumed hereunder. If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.
(c)    Each insurance policy referred to in clauses (i), (v), (vi) and if applicable, clause (vii) of Paragraph 14(a), shall contain standard non-contributory mortgagee clauses in favor of

DMEAST #39566949 v10    15

Lender. Each of the policies required by Paragraph 14(a) shall state that if at any time the policies are to be cancelled, or their coverage is to be reduced (by any party including the insured), the insurer will endeavor to mail (but in any event Tenant will notify) at least thirty (30) days’ (ten (10) days’ in the event of non-payment of the premium) written notice to the additional insureds and/or loss payee named in such policies, and in all instances, Lender. Tenant hereby waives any and every claim for recovery from Lender and Landlord, and Landlord hereby waives any and every claim for recovery from Tenant, for any and all loss or damage covered by any of the insurance policies to be maintained under this Lease (or otherwise maintained by any such parties) to the extent that such loss or damage is recovered by Tenant (but only to the extent of the liabilities assumed hereunder).
(d)    Tenant shall pay as they become due all premiums for the insurance required by this Paragraph 14, shall renew or replace each policy, and shall deliver to Landlord and Lender a certificate or other evidence (on an ACORD 27 form, in the case of property insurance, and on an ACORD 25 form, in the case of liability insurance, and, in either case, otherwise reasonably satisfactory to Lender and Landlord) of the existing policy and such renewal or replacement policy as soon as available, but in any event not later than the Insurance Expiration Date of each policy (it being understood that in no event shall Tenant allow any insurance coverage to lapse). In the event of Tenant’s failure to comply with any of the foregoing requirements of this Paragraph 14 prior to the Insurance Expiration Date then either (i) if Tenant is then maintaining the Self-Insurance Standards then the “deemed self-insurance” requirement referenced in Paragraph 14(h) below shall apply or (ii) if Tenant is not then maintaining the Self-Insurance Standards, the “deemed self-insurance” requirement shall apply until Tenant procures the insurance required by this Paragraph 14; and, if Tenant does not procure the insurance required by this Paragraph 14 within five (5) Business Days of the giving of written notice by Landlord to Tenant, Landlord shall be entitled to procure such insurance or Lender shall be entitled to procure such insurance on a “forced place’ basis. Any sums expended by Landlord or Lender in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant, immediately upon written demand therefor by Landlord.
(e)    Anything in this Paragraph 14 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 14(a) may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Paragraph 14, and so long as the insurer under any “blanket” coverage (i) states the limits of coverage with respect to the Leased Premises, and (ii) agrees that claims made under any “blanket” policy unrelated to the Leased Premises shall not reduce the coverage limits applicable to the Leased Premises. In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord and Lenders evidence of the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Leased Premises and the presence in the policy of provisions of the character required in this Paragraph 14. Notwithstanding anything contained in this Paragraph 14 to the contrary, Tenant shall have the right to self-insure the Leased Premises from and after the Final Completion Date for the insurance coverages required pursuant to Paragraph 14(a) above, subject to:

DMEAST #39566949 v10    16

(i)    “self-insure” shall mean that Tenant is itself acting as though it were the insurance company providing the insurance required under the provisions hereof and Tenant shall pay any amounts due in lieu of insurance proceeds because of self-insurance, which amounts shall be treated as insurance proceeds for all purposes under this Lease.
(ii)    All amounts which Tenant pays or is required to pay and all loss or damages resulting from risks for which Tenant has elected to self-insure or maintain a deductible under such coverage shall be subject to the waiver of subrogation provisions of paragraph hereof and shall not limit Tenant’s indemnification obligations set forth in Paragraph 10.
(iii)    Tenant’s right to self-insure and to continue to self-insure is further conditioned upon and subject to (the “Self-Insurance Standards”):
(A)    Tenant maintaining at least the Required Credit Rating;
(B)    Tenant maintaining a tangible net worth of at least $1,000,000,000;
(C)    Tenant providing Landlord with reasonable notice of its intent to self-insure, including reasonable evidence of such self-insurance whereby Tenant would then be maintaining appropriate loss reserves as applicable which are actuarially derived in accordance with accepted standards of the insurance industry and accrued (i.e., charged against earnings) or are otherwise reasonably funded by similar institutions; and
(D)    Tenant not having committed any Event of Default that is continuing;
(iv)    In the event that Tenant elects to self-insure or maintain a deductible under such coverage and an event or claim occurs for which a defense and/or coverage would have been available from the insurance company as required by the coverages cited in Paragraph 14(a) above, as can be reasonably determined by such coverage applicable, Tenant shall:
(A)    undertake the defense of any such claim, including a defense of Landlord, at Tenant’s sole cost and expense, and
(B)    use its own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to self-insure or maintain a deductible under such coverage.
(v)    In the event that Tenant elects to self-insure, Tenant shall provide Landlord and Lender with certificates of self-insurance and containing a waiver of subrogation provision reasonably satisfactory to Landlord and Lender. Any insurance coverage provided by Tenant shall be for the benefit of Tenant, Landlord and Lender, as their respective interests may appear and, shall name Lender under a standard mortgage provision.

DMEAST #39566949 v10    17

(f)    If the estimated cost of Restoration or repair shall be an amount equal to the Threshold Amount or less, and no Event of Default hereunder has occurred and is continuing at such time, all proceeds of any insurance required under clauses (i), (v) and (vi) of Paragraph 14(a) shall be payable to Tenant (otherwise, if an Event of Default has occurred and is continuing at such time, the Net Proceeds of such insurance payment(s) shall be paid to Trustee and Trustee shall make the Net Proceeds available to Tenant for restoration in accordance with Paragraph 15). Each insurer is hereby authorized and directed to make payment under the property insurance policies (i) for all property losses of the Threshold Amount or less, directly to Tenant (except as provided above) and (ii) for all other property losses, directly to Trustee, instead of to Landlord and Tenant jointly; and Tenant and Landlord each hereby appoints Trustee as its attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease. Except as expressly set forth in Paragraph 14(g) below, in the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent or Additional Rent. The Net Proceeds of all insurance payments for property losses exceeding the Threshold Amount shall be paid to Trustee, and Trustee shall make the Net Proceeds available to Tenant for restoration in accordance with the provisions of Paragraph 15. Subject to Paragraph 14(g), Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly and diligently repair or replace the Improvements and Equipment in accordance with the provisions of Paragraph 11(a). In the event that any damage or destruction shall occur at such time as Tenant shall not have maintained third-party insurance in accordance with Paragraph 14(a)(i), (v) and (vii), Tenant shall pay to Trustee Tenant’s Insurance Payment.
(g)    If the cost of Restoration exceeds fifty percent (50%) or more of the replacement cost of the Leased Premises and occurs during the final two (2) years of the Initial Term, then Tenant may, at Tenant’s option, not later than ninety (90) days after such casualty has occurred, serve a Tenant’s Termination Notice upon Landlord. In the event, during the Initial Term, that Tenant shall serve a Tenant’s Termination Notice upon Landlord pursuant to this Paragraph 14(g), Tenant shall, as part of such Tenant’s Termination Notice, be obligated to make a rejectable offer to purchase the Leased Premises for the Purchase Price. Landlord shall have thirty (30) days after receipt of the Tenant’s Termination Notice to accept or reject the rejectable offer, and if Landlord fails to act, Landlord shall be deemed to have accepted such offer. No rejection of such offer shall be effective unless consented to in advance in writing by Lender. Any purchase of the Leased Premises pursuant to this Paragraph 14 shall be completed in accordance with the Purchase Procedures. If Landlord rejects Tenant’s offer to purchase the Leased Premises, then the Lease shall terminate in accordance with the terms of the Tenant’s Termination Notice and on such termination date, Tenant shall pay to Landlord the Termination Value as of such termination date, plus all accrued and unpaid Base Rent and Additional Rent to the date of termination, less in all events the Net Proceeds (the “Casualty Termination Payment”).
If Tenant shall serve a Tenant’s Termination Notice upon Landlord during the final two (2) years of the Initial Term and the Tenant’s rejectable offer to purchase is rejected by Landlord and such rejection is consented to in writing by Lender, then (i) this Lease and the Term hereof shall terminate on the Termination Date specified in the Termination Notice, (ii) Tenant shall have no obligation to commence or complete the Restoration, and (iii) all of the insurance proceeds payable in connection with the casualty shall be paid to Lender or, if no Financing is then outstanding, to Landlord.

DMEAST #39566949 v10    18

(h)    Notwithstanding anything to the contrary in this Lease, in the event any third-party insurance required to be secured and maintained under the Lease is not secured or maintained in force for any reason whatsoever, Tenant shall be deemed to have self-insured such risks as defined above so long as Tenant is then maintaining the Self-Insurance Standards, otherwise the 5-Business Day notice and cure period referenced in Paragraph 14(d) shall apply.
15.    Restoration. The Restoration Fund shall be disbursed by Trustee (or if no Financing is then outstanding, by a third-party escrow agent reasonably acceptable to Landlord and Tenant) in accordance with the following conditions:
(a)    If the cost of Restoration will exceed the Threshold Amount, prior to commencement of the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the Improvements and Equipment which existed prior to the occurrence of the casualty or Taking, whichever is applicable.
(b)    At the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed and remain undischarged or unbonded or for which Tenant shall fail to provide affirmative title insurance coverage.
(c)    Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (1) satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts and the plans and specifications, (2) partial releases of liens or conditional lien waivers, and (3) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ lien claims.
(d)    Each request for disbursement shall be sent by Tenant to Landlord and Trustee, accompanied by a certificate of Tenant describing the work, materials or other costs or expenses, for which payment is requested, stating the cost incurred in connection therewith, stating that no Event of Default exists and that no mechanics’ or materialmen’s liens shall have been filed and remain undischarged or unbonded, and stating that Tenant has not previously received payment for such work or expense; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work that is the subject of the request for disbursement has been substantially completed and complies with the applicable requirements of this Lease. Trustee shall not release funds from the Restoration Fund unless and until it has received a written authorization from Landlord approving such release, which Landlord agrees to promptly give if Tenant has satisfied all of the requirements set forth in this Paragraph 15 in connection with such release.
(e)    The release of the Restoration Fund shall not be subject to retention by Trustee or Lender.

DMEAST #39566949 v10    19

(f)    The Restoration Fund shall be held by Trustee and shall be invested as directed by Landlord. All interest shall become a part of the Restoration Fund.
(g)    At all times the undisbursed balance of the Restoration Fund held by Trustee, plus any funds contributed thereto by Tenant, at its option, shall be not less than the cost of completing the Restoration (as reasonably estimated by Tenant, provided that Tenant shall provide to Landlord the basis for such estimate, in reasonable detail, promptly after Landlord’s request therefor), free and clear of all liens.
(h)    In addition, prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by Landlord, exceeds the amount of the Net Proceeds or the Net Award, as applicable, and Tenant’s Insurance Payment available for such Restoration, either, at Tenant’s option and determination, the amount of such excess shall be paid by Tenant to Trustee to be added to the Restoration Fund or Tenant shall fund at its own expense the costs of such Restoration until the remaining Restoration Fund is sufficient for the completion of the Restoration. Any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of Restoration with respect to a casualty shall be paid to Tenant; any portion of a Net Award remaining after completion of Restoration with respect to a Taking shall be paid to Landlord.
16.    Subordination to Financing.
(a)    (i)    Subject to the provisions of Paragraph 16(a)(ii), Tenant agrees that this Lease shall at all times, at the option of Lender, be subject and subordinate or superior to the lien of the Mortgage, and Tenant agrees, upon demand, without cost (other than Tenant’s attorneys’ fees incurred in reviewing such instruments) to execute instruments as may be required to further effectuate or confirm such subordination or superiority, provided such instruments are reasonably acceptable to Tenant.
(ii)    Except as expressly provided in this Lease by reason of the occurrence of an Event of Default, and as a condition to the subordination described in Paragraph 16(a)(i) above, Tenant’s tenancy and Tenant’s rights under this Lease shall not be disturbed, terminated or otherwise adversely affected, nor shall this Lease be affected, by the existence of, or any default under, the Mortgage, and in the event of a foreclosure or other enforcement of the Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale shall be bound to Tenant for the Term of this Lease, the rights of Tenant under this Lease shall expressly survive, and this Lease shall in all respects continue in full force and effect so long as no Event of Default has occurred and is continuing. Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by law. The Mortgage (or other applicable Financing document) to which this Lease is now or hereafter subordinate shall provide, in effect, that during the time this Lease is in force and no Event of Default has occurred and is then continuing hereunder, insurance proceeds and any condemnation award shall be disbursed pursuant to the provisions of this Lease and shall be permitted to be used for restoration in accordance with the provisions of this Lease.
(b)    Notwithstanding the provisions of Paragraph 16(a), the holder of the Mortgage to which this Lease is subject and subordinate shall have the right, at its sole option, at any time, to

DMEAST #39566949 v10    20

subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect.
(c)    At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Leased Premises, or of a Lender who has executed an SNDA pursuant to Paragraph 16(d) below, to attorn, from time to time, to any such owner or Lender, upon the terms and conditions of this Lease, for the remainder of the Term. The provisions of this Paragraph 16(c) shall inure to the benefit of any such owner or Lender, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.
(d)    Each of Tenant and Landlord agrees that, if requested by the other or by any Lender, each shall (and Landlord shall cause each Lender), without charge, and as a condition to Tenant’s obligations of subordination set forth in Paragraph 16(a) and attornment set forth in Paragraph 16(c), enter into a Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”), in a form reasonably requested by a Lender and reasonably acceptable to Landlord and Tenant, provided such agreement contains provisions relating to non-disturbance in accordance with the provisions of Paragraph 16(a) and Tenant hereby agrees for the benefit of each Lender, that Tenant will not, (i) without in each case the prior written consent of such Lender, which shall not be unreasonably withheld, amend or modify this Lease (provided, however, such Lender, in such Lender’s sole discretion may withhold or condition its consent to any amendment or modification which would or could (A) alter in any way the amount or time for payment of any Basic Rent or Additional Rent, (B) diminish any of Tenant’s obligations hereunder, (C) result in any termination hereof prior to the end of the Initial Term, or (D) otherwise, in such Lender’s reasonable judgment, adversely affect in more than a de minimis respect the rights of Landlord or the obligations of Tenant hereunder, or enter into any agreement with Landlord so to do, (ii) without the prior written consent of such Lender which may be withheld in such Lender’s sole discretion, cancel or surrender or seek to cancel or surrender the Term hereof, or enter into any agreement with Landlord to do so (the parties agreeing that the foregoing shall not be construed to affect the rights or obligations of Tenant, Landlord or Lenders with respect to any termination permitted under the express terms hereof following certain events of condemnation or casualty as provided in Paragraph 13 or Paragraph 14), or (iii) pay any installment of Basic Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.
17.    Assignment, Subleasing.
(a)    If no default by Tenant that with the giving of notice and/or the passage of time would give rise to an Event of Default or Event of Default has occurred and is continuing under this Lease, Tenant may assign its interest in this Lease (including, without limitation, any assignments that occur by operation of law) and may sublet the Leased Premises in whole or in part, from time to time, to any Person without the consent of Landlord (including, without limitation, subleases of telecommunication space on the roof of the Improvements and/or the parking structure, and subleases of parking rights). Tenant shall have no rights to mortgage or otherwise hypothecate its leasehold interest under this Lease. Landlord’s right to assign this Lease and its rights hereunder are expressly subject to the terms and provisions of Paragraphs 31 and 32 of this Lease as set forth below.

DMEAST #39566949 v10    21

(b)    Each sublease of the Leased Premises or any part thereof shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and tenant, and not as obligations of a guarantor or surety, as if no assignment or sublease had been made, except as otherwise agreed by Landlord and the Lenders, in their sole discretion. No assignment or sublease by Tenant shall impose any obligations on Landlord under this Lease except as otherwise provided in this Lease. Tenant agrees that in the case of an assignment of this Lease by Tenant, Tenant shall, within thirty (30) days after the execution and delivery of any such assignment, deliver to Landlord and Lender a copy of such assignment instrument, executed and acknowledged by the assignee wherein the assignee shall agree to assume and agree to observe and perform all of the terms and provisions of this Lease on the part of Tenant to be observed and performed from and after the date of such assignment. Subject to 17(c) below, all rentals and other consideration paid to Tenant in connection with any assignment or sublease shall remain Tenant’s sole property (without sharing with Landlord).
(c)    Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, which rents and other sums shall be applied to Tenant’s outstanding obligations under this Lease (and any excess shall be paid to Tenant unless and until this Lease is terminated) and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default.
(d)    Notwithstanding any assignment or subletting, unless otherwise agreed by Landlord and by Lender in its sole discretion, Tenant shall continue to remain primarily liable and responsible for the payment of all of its obligations under this Lease, including but not limited to the payment of Basic Rent and Additional Rent and the performance of all its other obligations under this Lease, including but not limited to its obligations with respect to Paragraph 32.
18.    Permitted Contests.
(a)    So long as no default that with the giving of notice and/or the passage of time would give rise to an Event of Default by Tenant or Event of Default has occurred and is continuing, after prior written notice to Landlord, Tenant shall not be required to (i) pay any Imposition, (ii) comply with any Legal Requirement, (iii) discharge or remove any lien referred to in Paragraph 9 or 12, or (iv) take any action with respect to any violation referred to in Paragraph 11(b) so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Imposition or lien so contested, (B) the sale, forfeiture or loss of any of the Leased Premises, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of any such Legal Requirement or by any such violation, (C) any material interference with Tenant’s use or occupancy of any of the Leased Premises, and (D) the cancellation of any insurance policy. Landlord shall reasonably cooperate with Tenant in connection with any such contest at Tenant’s sole cost and expense.

DMEAST #39566949 v10    22

(b)    In no event shall Tenant pursue any contest with respect to any Imposition, Legal Requirement, lien, or violation, referred to above in such manner that exposes Landlord or any Lender to (i) criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Lenders (which may include the requirement to post a bond therefor) or (iii) defeasance of its interest (including the subordination of the lien of the Mortgage to a lien to which such Mortgage is not otherwise subordinate prior to such contest) in the Leased Premises.
(c)    Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. If requested by Landlord, Tenant shall deliver a bond, cash collateral or other surety in an amount sufficient to discharge any Lien of record related to such contest during the pendency thereof. Tenant shall pay and save each Lender and Landlord harmless against any and all losses, judgments, decrees and costs (including all reasonable attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.
19.    Default Provisions; Remedies.
(a)    As used in this Lease, the term “Event of Default” shall mean the occurrence of any one or more of the following events under this Lease:
(i)    a failure by Tenant to make (regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings, in law, in equity or before any administrative tribunal which had or might have the effect of preventing Tenant from complying with the provisions of this Lease): (x) any payment of Basic Rent, the Purchase Price, Default Purchase Price, Condemnation Termination Payment or Casualty Termination Payment, as applicable, when due and payable and the continuance of such failure for ten (10) days or (y) any payment of Additional Rent or any other sum herein required to be paid by Tenant (and not addressed under (x) above) which continues unremedied for a period of twenty (20) days after written notice thereof to Tenant;
(ii)    If Tenant is not then maintaining the Self-Insurance Standards in order to self-insure, Tenant fails to maintain the insurance coverage(s) required by Paragraph 14 of this Lease beyond the Insurance Expiration Date and such failure continues for the five (5) Business Day cure period following notice of such failure from Landlord provided Tenant in Paragraph 14(d);
(iii)    failure by Tenant to perform and observe, or a violation or breach of, any other provision in this Lease and such default shall continue for a period of thirty (30) days after written notice thereof is given by Landlord, the Trustee or a Lender to Tenant, or if such default is of such a nature that it cannot reasonably be cured within such period of thirty (30) days, such period shall be extended for an additional period of ninety (90) days (for a total cure period of no more than one hundred twenty (120) days after written notice by Landlord to Tenant specifying the applicable failure, unless such default is of a nature that cannot be reasonably cured within such

DMEAST #39566949 v10    23

one hundred twenty (120) day period and involves governmental oversight and/or approvals pursuant to Legal Requirements, in which event such period shall be extended for so long as necessary in order for Tenant to obtain such governmental approvals within applicable cure periods imposed by Legal Requirements); provided that Tenant has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such default;
(iv)    an Agency Agreement Event of Default has occurred;
(v)    Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) voluntarily consent to the appointment of a receiver or trustee for itself or for any of the Leased Premises, (C) voluntarily file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (D) voluntarily file a general assignment for the benefit of creditors or (E) be the subject of an involuntary case or proceeding against Tenant of the nature referred to in the foregoing subclauses of this clause (iii) which remains undismissed for more than ninety (90) days;
(vi)    a court shall enter an order, judgment or decree appointing a receiver or trustee for Tenant or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States or any State or otherwise entering an order for relief in any such proceeding, and such order, judgment or decree shall remain in force, undischarged or unstayed, ninety (90) days after it is entered;
(vii)    Tenant shall in any insolvency proceedings be liquidated or dissolved or shall voluntarily commence proceedings towards its liquidation or dissolution; or
(viii)    the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after such levy or attachment.
(b)    If any Event of Default shall have occurred, Landlord shall have the right at its option, then or at any time thereafter, to do any one or more of the following without demand upon or notice to Tenant:
(i)    Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice (which date shall be no sooner than thirty (30) days after the date of the notice). Provided that Tenant has not cured all Events of Default prior to the date specified in Landlord’s notice, the Term and the estate hereby granted and all rights of Tenant hereunder shall expire and terminate as if such date were the date hereinabove fixed for the expiration of the Term, and Tenant shall vacate and surrender the Leased Premises to Landlord on or prior to such date, but Tenant shall remain liable for all its obligations hereunder through the date hereinabove fixed for the expiration of the Term, including its liability for Basic Rent and Additional Rent as hereinafter provided in Paragraphs 19(c) and (d).
(ii)    Landlord may, whether or not the Term of this Lease shall have been terminated pursuant to clause (i) above give Tenant notice of termination of Tenant’s right to possess the Leased Premises, in which event Tenant shall vacate and surrender the Leased Premises to Landlord on a date specified in such notice (which date shall be no sooner than thirty (30) days

DMEAST #39566949 v10    24

after the date of the notice). Upon or at any time after taking possession of the Leased Premises, Landlord may remove any persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. No such entry or repossession shall be construed as an election by Landlord to terminate this Lease unless Landlord gives a written notice of such intention to Tenant pursuant to clause (i) above.
(iii)    After repossession of the Leased Premises pursuant to clause (ii) above, whether or not this Lease shall have been terminated pursuant to clause (i) above, Landlord may relet the Leased Premises or any part thereof to such tenant or tenants for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) for such rent, on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its discretion, may determine; and Landlord shall collect and receive any rents payable by reason of such reletting. The rents received on such reletting shall be applied (A) first to the reasonable and actual expenses of such reletting and collection, including without limitation necessary renovation and alterations of the Leased Premises, reasonable and actual attorneys’ fees and any reasonable and actual real estate commissions paid, and (B) thereafter toward payment of all sums due or to become due Landlord hereunder. If a sufficient amount to pay such expenses and sums shall not be realized or secured, then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action therefor as such monthly deficiency shall arise. Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises in excess of the rent provided in this Lease, but such excess shall reduce any accrued present or future obligations of Tenant hereunder. Landlord’s re-entry and reletting of the Leased Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth above. Landlord may make such Alterations as Landlord in its reasonable discretion may deem advisable. Tenant agrees to pay Landlord, as Additional Rent, within thirty (30) days after Landlord’s demand therefor, all reasonable expenses incurred by Landlord in obtaining possession, in performing Alterations and in reletting any of the Leased Premises, including fees and commissions of attorneys, architects, agents and brokers.
(iv)    Landlord may exercise any other right or remedy now or hereafter existing by law or in equity, except that Landlord waives all rights to evict or “lock-out” Tenant from the Leased Premises, or any portion thereof, without judicial process.
(c)    In the event of any expiration or termination of this Lease or termination of Tenant’s right to possess the Leased Premises by reason of the occurrence of an Event of Default, Tenant shall vacate and surrender the Leased Premises to Landlord. Tenant shall pay to Landlord Basic Rent and all Additional Rent required to be paid by Tenant to and including the date of such expiration, termination or repossession and, thereafter, Tenant shall, until the end of what would have been the Term in the absence of such expiration, termination or repossession, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for and shall pay to Landlord as liquidated and agreed current damages: (i) Basic Rent and Additional Rent which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession from time to time as such Basic Rent and Additional Rent become due, less (ii) the net proceeds, if any, of any reletting pursuant to Paragraph 19(b)(iii), after deducting from such proceeds all of Landlord’s reasonable expenses in connection with such reletting (including all reasonable repossession costs, brokerage commissions, legal expenses, attorneys’ fees, employees’ expenses, costs of Alteration and expenses of preparation for reletting), plus (iii) all Additional

DMEAST #39566949 v10    25

Payments paid or payable by Landlord. Tenant hereby agrees to be and remain liable for all sums aforesaid and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by limitation had there been no such Event of Default.
(d)    At any time after such expiration or sooner termination of this Lease by Landlord pursuant to Paragraph 19 or pursuant to law or if Landlord shall have reentered the Leased Premises, as the case may be, whether or not Landlord shall have recovered any amounts under Paragraph 19(b)(iii) or 19(c), Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages for Tenant’s default, the Default Purchase Price. If any statute or rule of law governing a proceeding in which such liquidated final damages provided for in this Paragraph 19(d) are to be proved shall validly limit the amount thereof to an amount less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law. In no event shall the foregoing damages amount be less than an amount sufficient to pay off the Financing and all applicable Additional Payments.
(e)    Notwithstanding anything to the contrary set forth in this Lease, Landlord will not be in default in the performance of any obligation that Landlord is required to perform under the terms of this Lease unless Landlord fails to perform the obligation within thirty (30) days after the receipt of written notice from Tenant specifying in reasonable detail Landlord’s failure to perform; if, however, the nature of Landlord’s obligation is such that it cannot be rectified through the payment of money or the exercise of reasonable diligence within such 30-day period, a default on Landlord’s part will not arise so long as Landlord commences to rectify its failure within such initial 30-day period and subsequently pursues the rectification of its failure with diligence and continuity. If Landlord fails to timely cure such default, Tenant may exercise any other rights provided in this Lease or at law or in equity, including, without limitation, a suit for actual damages, but Tenant shall not have the right to offset Rent or terminate this Lease due to a default by Landlord hereunder.
20.    Additional Rights of Landlord and Tenant.
(a)    Except as may be specifically provided herein, no right or remedy conferred upon or reserved to Landlord in this Lease is intended to be exclusive of any other right or remedy; and except as may be specifically provided herein, each and every right and remedy shall be cumulative and in addition to any other right or remedy contained in this Lease. No delay or failure by Landlord to enforce its rights under this Lease shall be construed as a waiver, modification or relinquishment thereof. In addition to the other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by Applicable Law, to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease.

DMEAST #39566949 v10    26

(b)    Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.
(c)    Landlord hereby waives any and all landlord’s or similar liens pertaining to Trade Fixtures or any property of Tenant, and any and all rights to distrain or levy upon Trade Fixtures or any other personal property of Tenant regardless of whether such liens are created or otherwise. Landlord agrees at the request and expense of Tenant, to execute a waiver of any landlord’s or similar lien for the benefit of any present or future holder of a security interest in, or lessor of, any Trade Fixtures or any other personal property of Tenant. Landlord agrees to review any requested form of waiver provided by Tenant within ten (10) Business Days of receipt thereof.
(d)    (i)    Tenant agrees to pay to Landlord any and all reasonable costs and expenses incurred by Landlord in connection with any litigation or other action instituted by Landlord to enforce the obligations of Tenant under this Lease, to the extent that Landlord has prevailed in any such litigation or other action. Any amount payable by Tenant to Landlord pursuant to this Paragraph 20(d)(i) shall be due and payable by Tenant to Landlord as Additional Rent within thirty (30) days after a final, non-appealable judgment or decision is rendered in favor of Landlord in such litigation or other action.
(ii)    Landlord agrees to pay to Tenant any and all reasonable costs and expenses incurred by Tenant in connection with any litigation or other action instituted by Tenant to enforce the obligations of Landlord under this Lease, to the extent that Tenant has prevailed in any such litigation or other action. Any amount payable by Landlord to Tenant pursuant to this Paragraph 20(d)(ii) shall be due and payable within thirty (30) days after a final, non-appealable judgment or decision is rendered in favor of Tenant in such litigation or other action.
21.    Notices. All Notices shall be in writing and shall be deemed to have been given for all purposes (i) three (3) Business Days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, (ii) on the next Business Day after having been sent for overnight delivery by Federal Express, United Parcel Service or other nationally recognized air courier service or (iii) on the Business Day delivered, if hand delivered.
To the Addresses stated below:
If to Landlord:

CGA 525 SOUTH TRYON TIC 1, LLC
CGA 525 SOUTH TRYON TIC 2, LLC
CK 525 SOUTH TRYON TIC, LLC
9475 Deereco Road, Suite 300
Timonium, Maryland 21093
Attention: W. Kyle Gore
Telephone: (410) 308-6220

DMEAST #39566949 v10    27

E-mail: kyle.gore@cgacapital.com

with copies concurrently to:

Ballard Spahr LLP
300 East Lombard Street, 18th Floor
Baltimore, Maryland 21202
Attention: Thomas A. Hauser, Esq.
Telephone: (410) 528-5691
E-mail: hauser@ballardspahr.com

Childress Klein
301 South College Street, Suite 2800
Charlotte, North Carolina 28202
Attention: Tom Coyle
Telephone: (704) 3434308
E-mail: tom.coyle@childressklein.com

If to Tenant:

Duke Energy Carolinas, LLC
c/o Duke Energy Real Estate Services
550 South Tryon Street, DEC22A
Charlotte, North Carolina 28202
Attention: Lease Administration

Duke Energy Carolinas, LLC
550 South Tryon Street, DEC45A
Charlotte, North Carolina 28202
Attention: Karol P. Mack, Deputy General Counsel
Telephone: (704) 382-8165
E-mail: karol.mack@duke-energy.com

If any Lender shall have advised Tenant by Notice in the manner aforesaid that it is the holder of a Mortgage and states in said Notice its address for the receipt of Notices, then simultaneously with the giving of any Notice by Tenant to Landlord, Tenant shall send a copy of such Notice to Lender in the manner aforesaid. For the purposes of this Paragraph 21, any party may substitute its address by giving fifteen days’ notice to the other party in the manner provided above. Any Notice may be given on behalf of any party by its counsel.
22.    Estoppel Certificates. Landlord and Tenant shall at any time and from time to time, upon not less than ten (10) Business Days’ prior written request by the other, execute, acknowledge and deliver to the other a statement in writing, certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications), (ii) the dates to which Basic Rent payable hereunder has been paid, (iii)

DMEAST #39566949 v10    28

that no default by such Person exists hereunder and, to the knowledge of the signer of such certificate, no default by the other party hereto exists hereunder or, in either case, specifying each such default of which the signer may have knowledge, (iv) the remaining Term hereof, and (v) such other matters as may reasonably be requested by the party requesting the certificate. It is intended that any such statements may be relied upon by Lenders or potential Lenders, by the recipient of such statements or their assignees and/or by any prospective purchaser, assignee or subtenant of the Leased Premises or of the membership interests in Landlord.
23.    Surrender and Holding Over.
(a)    Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord. Tenant shall remove from the Leased Premises on or prior to such expiration or earlier termination the Trade Fixtures and personal property which is owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal. Trade Fixtures and personal property not so removed at the expiration of the Term or within ninety (90) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be borne by Tenant. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination.
(b)    Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only, at one hundred ten percent (110%) of the Basic Rent reserved herein and upon the same terms and conditions as contained in this Lease. Notwithstanding the foregoing, any holding over without Landlord’s consent shall entitle Landlord, in addition to collecting monthly Basic Rent at the rate set forth in the previous sentence, to exercise all rights and remedies provided by law or in equity, including the remedies of Paragraph 19(b).
24.    No Merger of Title. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (b) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate in or ownership of the Leased Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
25.    Definition of Landlord; Limitation of Liability.
(a)    Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against Landlord’s interest in and revenues from the Leased Premises or condemnation, insurance or sale proceeds

DMEAST #39566949 v10    29

related thereto, and shall not be enforced against Landlord individually or personally, or against any member or other Affiliate of Landlord, but in no event shall any such claim give rise to a right by Tenant to offset Rent or terminate this Lease due to a default by Landlord, except as otherwise expressly provided in Paragraphs 13 and 14 of this Lease.
(b)    The term “Landlord” as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises or holder of the Mortgage in possession at the time in question of the Leased Premises and in the event of any transfer or transfers of the title of the Leased Premises, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed (but shall remain liable with respect to all such liability arising from events or circumstances existing prior to the date of such transfer).
(c)    Tenant agrees that Tenant shall not be entitled to recover from Landlord nor any of its members or Affiliates, any indirect, special or consequential damages Tenant may incur as a result of a default by Landlord under this Lease or other action by Landlord. Landlord agrees that Landlord shall not be entitled to recover from Tenant nor any of its members or Affiliates, any indirect, special or consequential damages Landlord may incur as a result of a default under this Lease or other action by Tenant. The provisions contained in the foregoing sentence is not intended to, and shall not, limit any right that Landlord might otherwise have to any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Tenant.
26.    Hazardous Materials.
(a)    Tenant agrees that it will not on, about, or under the Leased Premises, make, release, treat or dispose of any Hazardous Materials; but the foregoing shall not prevent the use, storage or existence of any hazardous substances in the ordinary course of business of Tenant which are used and stored in accordance with Legal Requirements. Tenant represents and warrants that it will at all times comply with CERCLA and each other applicable Environmental Law.
(b)    To the extent required by CERCLA and/or any other Environmental Laws, Tenant shall remove any Hazardous Materials, whether now or hereafter existing on the Leased Premises and whether or not arising out of or in any manner connected with Tenant’s occupancy of the Leased Premises during the Term, and shall remediate any damage of harm or potential damage or harm causes, or that may be caused, by such Hazardous Materials.
(c)    Tenant agrees that it will not install any underground storage tank at the Leased Premises without specific, prior written approval from Landlord, but Tenant shall be permitted without Landlord’s approval to install, operate, maintain, repair, and replace above-ground (but below grade) fuel tank(s) for use in connection with Tenant’s back-up generator(s) to be installed at the Leased Premises.
(d)    If following written notice and the expiration of the applicable cure period afforded Tenant pursuant to this Lease, Tenant fails to perform any necessary remediation work that Tenant is required to do to comply with this Paragraph 26, then Landlord may perform (and shall have the

DMEAST #39566949 v10    30

right to enter onto the Leased Premises to perform) the same on Tenant’s behalf and at Tenant’s expense.
27.    Entry by Landlord. Subject to Tenant’s reasonable security requirements, Landlord, Lender or their authorized representatives shall have the right upon reasonable notice (which shall be not less than two (2) Business Days except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an emergency): (a) for the purpose of inspecting the same or for the purpose of doing any work under Paragraph 11(c), and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) for the purpose of showing the Leased Premises to prospective purchasers and mortgagees and, at any time within six (6) months prior to the expiration of the Term of this Lease (i.e., if Tenant has not timely exercised the next available renewal option, if any, pursuant to Paragraph 5(b)), for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant, but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation.
28.    No Usury. The intention of the parties being to conform strictly to the applicable usury laws, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.
29.    Financial Statements. During the Term, Tenant shall submit to Landlord and Lender, either in print or in electronic form, the following financial statements, all of which must be prepared in accordance with GAAP consistently applied: (i) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Tenant, a consolidated balance sheet of Tenant and its subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows, capitalization and retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner consistent with past practice and with applicable requirements of the Securities and Exchange Commission by Deloitte & Touche or other independent public accountants of nationally recognized standing; and (ii) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Tenant, a consolidated balance sheet of Tenant and its subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of Tenant’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Tenant’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation in all material respects, GAAP and consistency. For as long as Tenant shall be a publicly reporting company and is required to file quarterly and annual statements with the SEC, then Tenant shall submit to Landlord and Lender (in satisfaction of the requirements set forth in the preceding sentence), when filed with the SEC, copies of Tenant’s forms 10-Q and 10-K, provided that to the extent such forms are available through EDGAR or a similar internet site, no such submission shall be required.

DMEAST #39566949 v10    31

30.    Withholdings.
(a)    Notwithstanding anything herein to the contrary, Tenant agrees that each payment of Basic Rent and Additional Rent shall be free and clear of, and without deduction for any withholdings of any nature whatsoever unless required by Applicable Law. If any deduction or withholding is required with respect to a payment of Basic Rent and/or Additional Rent by Tenant, Tenant shall pay an additional amount such that the net amount actually received by the Tax Indemnitee, after deduction or withholding, will be equal, on an After-Tax Basis, to all such amounts that would be received by the Tax Indemnitee if no such deduction or withholding had been required; provided, that Tenant shall not be obligated to pay any additional amount pursuant to this Paragraph 30 if the requirement to make such payment is solely due to the failure of a Tax Indemnitee to comply with Paragraph 8(a)(ii)(E) to obtain relief or exemption from such withholding.
(b)    Notwithstanding anything herein to the contrary, the provisions of this Paragraph 30 shall survive the earlier termination of this Lease.
31.    Right of First Offer.
(a)    So long as Tenant maintains the Required Credit Rating, Landlord may not sell or otherwise transfer title to the Leased Premises (other than to Tenant) prior to December 31, 2027. If Landlord shall desire at any time during the Term to sell the Leased Premises at any time after December 31, 2027, Landlord shall first provide an offer to sell to Tenant, which offer (the “Offer”) shall set forth the purchase price (the “Right of First Offer Purchase Price”) and other substantive terms of such sale (and include a copy of any marketing brochure and/or bid package that Landlord may have prepared in anticipation of attempting to sell the Leased Premises to third parties), and Tenant shall have thirty (30) days within receipt of such Offer to elect to purchase the Leased Premises on the precise terms and conditions of the Offer. If Tenant elects to so purchase the Leased Premises Tenant shall give to Landlord written notice thereof (“Acceptance Notice”) together with a notice that, at Tenant’s election, Tenant seeks to assume the Financing as a full recourse obligation of Tenant (subject to receipt of consent from the Lender as to the form and substance of such assumption by Tenant) (a “Tenant Assumption”), the closing shall be held within sixty (60) days after the date of the Acceptance Notice, whereupon, upon receipt by Landlord of the Right of First Offer Purchase Price for the Leased Premises and the documentation necessary for the Tenant Assumption, Landlord shall convey the Leased Premises to Tenant (or its designee). At the closing, Landlord shall deliver to Tenant (or its designee) a special warranty deed (or local equivalent), sufficient to convey to Tenant (or its designee) fee simple title to the Leased Premises free and clear of all Liens, restrictions and encumbrances, except for the Permitted Encumbrances (excluding, unless a Tenant Assumption occurs, the Mortgage and any other mortgage, deed of trust or similar security instrument created by Landlord), Liens or encumbrances created, suffered or consented to in writing by Tenant or arising by reason of the failure of Tenant to have observed or performed any term, covenant or agreement herein to be observed or performed by Tenant or that are otherwise the responsibility of Tenant hereunder, the Lien of any Impositions then affecting the Leased Premises and this Lease shall remain in full force and effect. If Tenant does not elect to make a Tenant Assumption and purchases the Leased Premises, Tenant acknowledges that the Financing must be paid in full in accordance with its terms in order for the Mortgage to be released as a lien against the Leased Premises, and following payment of the Right of First Offer Purchase Price for the Leased Premises Tenant may elect to assume (or its designee assume) this Lease, or terminate

DMEAST #39566949 v10    32

this Lease at any time on or after the Closing Date. In the event Tenant shall elect not to so purchase the Leased Premises, Landlord may thereafter sell the Leased Premises to any Person without again offering it to Tenant, provided that (i) the purchase price shall not be less than 95% of that set forth in the Offer, (ii) the material terms of such purchase shall not be materially more favorable to the buyer than those set forth in the Offer and (iii) the purchase is consummated within six (6) months after Landlord’s submission of the Offer to Tenant all as reasonably substantiated by Landlord to Tenant, and provided, further, that any subsequent proposed sale of the Leased Premises shall remain subject to this Paragraph 31.
(b)    Notwithstanding anything to the contrary herein, the provisions of this Paragraph 31 shall not apply to (i) any sale or conveyance of the Leased Premises in foreclosure sale (or similar proceeding) of a bona-fide mortgage or deed of trust or to any conveyance in lieu of foreclosure of such a mortgage or deed of trust or any subsequent sale or conveyance of the Leased Premises after such foreclosure sale (or similar proceeding) or conveyance in lieu of foreclosure, (ii) any sale or conveyance of the Leased Premises which occurs during the existence of an Event of Default hereunder, or (iii) any sale, transfer, assignment or pledge of less than 50% of the beneficial ownership interest, membership interest, partnership interest or other equity interest in Landlord, and/or the change of the manager or other controlling person of Landlord, or any transfer, sale or other disposition of the Leased Premises; it being understood that any transfer of 50% or more of the membership interest in Landlord to any party after December 31, 2027 shall be subject to Tenant’s rights set forth in Paragraph 31(a) above. Any purchase of the Leased Premises pursuant to this Paragraph 31 shall be completed in accordance with the Purchase Procedures.
32.    Call Option/Put Option.
(a)    Call Option. Tenant shall have the option to purchase the Leased Premises for an all cash purchase price equal to the amount set forth in Schedule D attached hereto (the “Call Option Purchase Price”) on the Expiration Date (the “Call Option”). Tenant shall give written notice to Landlord and Lender on or prior to June 30, 2051 of Tenant’s election to exercise the Call Option. If Tenant exercises the Call Option on or prior to June 30, 2051, the closing of the Call Option shall occur on the Expiration Date, whereupon, upon receipt by Landlord of the Call Option Purchase Price for the Leased Premises, subject to any required credits and adjustments required pursuant to the Purchase Procedures, Landlord shall convey the Leased Premises to Tenant (or its designee).
(b)    Put Option. If Tenant does not exercise the Call Option on or prior to June 30, 2051, Landlord and Lender shall, with the prior written consent of Lender, have the option to put (and require Tenant to purchase) the Leased Premises (the “Put Option”) on the Expiration Date for an all cash purchase price equal to the amount set forth in Schedule D attached hereto (the “Put Option Purchase Price”) by sending written notice to Tenant on or prior to August 31, 2052 of the exercise of the Put Option; provided however, that in the event Landlord fails to deliver notice to Tenant electing to exercise the Put Option on or prior to August 31, 2052, then Landlord shall be deemed to have exercised the Put Option. Notwithstanding Landlord’s exercise or deemed exercise of the Put Option, Landlord shall have the right, with the prior written consent of Lender, to rescind any such exercise of the Put Option by delivering to Tenant a written notice of rescission no later than September 30, 2052. If Landlord or Lender exercises the Put Option, the closing of the Put Option shall occur on the Expiration Date, whereupon, upon receipt by Landlord of the purchase price for

DMEAST #39566949 v10    33

the Leased Premises, subject to any required credits and adjustments required pursuant to the Purchase Procedures, Landlord shall convey the Leased Premises to Tenant (or its designee).
(c)    Closing. At the closing of the Call Option, or the Put Option, as applicable, Landlord shall deliver to Tenant (or its designee) a special warranty deed (or local equivalent), sufficient to convey to Tenant (or its designee) fee simple title to the Leased Premises free and clear of all Liens, restrictions and encumbrances, except for the Permitted Encumbrances (excluding the Mortgage and any other mortgage, deed of trust or similar security instrument created by Landlord), Liens or encumbrances created, suffered or consented to in writing by Tenant or arising by reason of the failure of Tenant to have observed or performed any term, covenant or agreement herein to be observed or performed by Tenant or that are otherwise the responsibility of Tenant hereunder, the Lien of any Impositions then affecting the Leased Premises. Any purchase of the Leased Premises pursuant to this Paragraph 32 shall be completed in accordance with the Purchase Procedures.
33.    Separability.
Each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from its obligation to perform the same. If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.
34.    Miscellaneous.
(a)    The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
(b)    As used in this Lease the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance; title retention agreement, pledge, security interest, mortgage and/or deed of trust”; and (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant or condition”.
(c)    Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Any act which Tenant is required to perform under this Lease shall be performed at Tenant’s sole cost and expense.

DMEAST #39566949 v10    34

(d)    This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought. This Lease and the Agency Agreement embody the entire agreement and understanding between Tenant and Landlord with respect to the transactions contemplated hereby and supersede all other agreements and understandings between Tenant and Landlord with respect to the subject matter thereof. This Lease and the Agency Agreement represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of Tenant and Landlord or any coursed of prior dealings. There are no unwritten oral agreements between the parties.
(e)    This Lease shall inure to the benefit of and bind Tenant, Landlord, and their respective successors and assigns.
(f)    This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered shall constitute an original, fully enforceable counterpart for all purposes.
(g)    This Lease shall be governed by and construed according to the laws of the State in which the Leased Premises is located.
(h)    TO THE FULLEST EXTENT ALLOWED BY LEGAL REQUIREMENTS, LANDLORD AND TENANT IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LEASE AND ANY COUNTERCLAIM THEREUNDER.
(i)    Tenant hereby represents and warrants that neither Tenant nor any of its Affiliates is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq and any other laws relating to terrorism or money laundering.
(j)    For the purposes of the creation and enforcement of this Lease as a mortgage and security agreement, the Tenant hereby GRANTS, BARGAINS, SELLS, WARRANTS, CONVEYS, ALIENS, REMISES, RELEASES, ASSIGNS, SETS OVER AND CONFIRMS to Landlord and its successors and assigns all of Tenant’s right, title, and interest in and to the Leased Premises.

35.    Tenancy-In-Common.

DMEAST #39566949 v10    35

Each of the entities comprising Landlord respectively acknowledge that all of such entities comprising Landlord are jointly and severally liable for the performance and satisfaction of all obligations of Landlord as set forth herein. Pursuant to that certain Tenancy-In-Common Agreement dated of even date herewith by and among TIC 1, TIC 2 and TIC 3 (the “TIC Agreement”), each entity comprising Landlord has appointed TIC 3 to act on its behalf as its agent under the TIC Agreement and authorizes TIC 3 to take such actions on its behalf and to exercise such powers delegated to TIC 3 by the terms of the TIC Agreement, together with such actions and powers incidental thereto. Tenant shall be entitled to rely on any and all communications or acts of TIC 3 with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of the entities comprising Landlord in all circumstances where an action by Landlord is required or permitted pursuant to this Agreement without the right or necessity of making any inquiry of any individual entity comprising Landlord as to the authority of TIC 3 with respect to such matter.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

DMEAST #39566949 v10    36

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.
LANDLORD:

CGA 525 SOUTH TRYON TIC 1, LLC,
a Delaware limited liability company

By:    /s/ W. Kyle Gore
Name: W. Kyle Gore
Title: Authorized Officer

CGA 525 SOUTH TRYON TIC 2, LLC,
a Delaware limited liability company

By:    /s/ W. Kyle Gore
Name: W. Kyle Gore
Title: Authorized Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

DMEAST #39566949 v10    S-1    LEASE AGREEMENT

CK 525 SOUTH TRYON TIC, LLC,
a Delaware limited liability company

By:    /s/ Thomas C. Coyle, Jr.
Name: Thomas C. Coyle, Jr.
Title: Authorized Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

DMEAST #39566949 v10    S-2    LEASE AGREEMENT

TENANT:

DUKE ENERGY CAROLINAS, LLC,
a North Carolina limited liability company

By: /s/John L. Sullivan, III
Name: John L. Sullivan, III
Title: Assistant Treasurer

DMEAST #39566949 v10    S-3    LEASE AGREEMENT

EXHIBIT A
Legal Description
LEGAL DESCRIPTION OF THE PROPERTY

Lying and being situate in Mecklenburg County, North Carolina, and being more particularly described as follows:

PARCEL I:

BEING ALL OF Lot 1, approximately 2.092 Acres, as shown on plat entitled "Recombination Plat for: Duke Energy Carolinas, LLC" recorded in Map Book 64 at Page 518 and revised in Map Book 64 at Page 734, in the Office of the Register of Deeds of Mecklenburg County, North Carolina.

PARCEL II:

TOGETHER WITH the easements contained in Temporary Easement Agreements recorded in Book 33484 at Page 343; Book 33483 at Page 686; Book 33531 at Page 847; Book 33531 at Page 854; and Book 33656 at Page 284, in the Office of the Register of Deeds of Mecklenburg County, North Carolina.

PARCEL III:

TOGETHER WITH the easements contained in that certain Easement Agreement recorded in Book 34134 at Page 170, in the Office of the Register of Deeds of Mecklenburg County, North Carolina.

A-1

DMEAST #39566949 v10

EXHIBIT B
BASIC RENT
Basic Rent is due commencing on the Rent Commencement Date on each Basic Rent Payment Date during the Term in the amount set forth for such Basic Rent Payment Date on Schedule I attached to this Exhibit B.
During each Renewal Term, the Basic Rent payable on each Basic Rent Payment Date during such Renewal Term shall be the amount set for such Basic Rent Payment Date on Schedule I attached to this Exhibit B.

DMEAST #39566949 v10

SCHEDULE I
Basic Rent Schedule

DMEAST #39566949 v10

DMEAST #39566949 v10

DMEAST #39566949 v10

DMEAST #39566949 v10

DMEAST #39566949 v10

DMEAST #39566949 v10

DMEAST #39566949 v10

DMEAST #39566949 v10

DMEAST #39566949 v10

DMEAST #39566949 v10

SCHEDULE A
Termination Values

Schedule A-1

DMEAST #39566949 v10

Schedule A-2

DMEAST #39566949 v10

Schedule A-3

DMEAST #39566949 v10

Schedule A-4

DMEAST #39566949 v10

Schedule A-5

DMEAST #39566949 v10

Schedule A-6

DMEAST #39566949 v10

Schedule A-7

DMEAST #39566949 v10

Schedule A-8

DMEAST #39566949 v10

Schedule A-9

DMEAST #39566949 v10

Schedule A-10

DMEAST #39566949 v10

Schedule A-11

DMEAST #39566949 v10

Schedule A-12

DMEAST #39566949 v10

SCHEDULE B
Purchase Procedures
In the event Tenant is required to make a rejectable offer to purchase the Leased Premises pursuant to Paragraphs 13 or 14 and such offer is accepted by Landlord, or Tenant is required to purchase the Leased Premises pursuant to Paragraphs 19, 31 or 32 of this Lease title shall close on the Closing Date, at noon at the national office of Chicago Title Insurance Company (or another national title insurance company selected by Tenant and reasonably acceptable to Landlord) located in Charlotte, North Carolina, or at such other time and place as the parties hereto may agree upon in writing, and this Lease shall be automatically extended to and including the Closing Date and Tenant shall pay, as applicable, the Purchase Price, the Default Purchase Price, the Right of First Offer Purchase Price, the Call Option Purchase Price or the Put Option Purchase Price (as applicable) by transferring immediately available funds to such account or accounts and in such bank or banks as the Lender or, if no Financing is then outstanding, Landlord, shall designate, upon delivery of a special warranty deed (or local equivalent) conveying the Leased Premises and all other required documents, including a bill of sale with respect to all personal property constituting a portion of the Leased Premises, if any, an assignment of any award in connection with the taking of Leased Premises or casualty insurance proceeds in connection with any casualty to the Leased Premises, as applicable, a certificate of non-foreign status, a title insurance policy with respect to the Leased Premises in Tenant’s name as owner in the amount of the Purchase Price, the Default Purchase Price, the Right of First Offer Purchase Price, the Call Option Purchase Price or the Put Option Purchase Price (as applicable) showing no Liens or encumbrances except those permitted by the following sentence (the cost of which policy shall be paid by Tenant) and any sales disclosure or similar form required by law. The special warranty deed (or local equivalent) shall convey title, free from encumbrances other than (A) Permitted Encumbrances, (B) liens or encumbrances created or suffered by Tenant or arising by reason of the failure of Tenant to observe or perform any of the terms, covenants or agreements herein provided to be observed and performed by Tenant, or that otherwise are the responsibility of Tenant hereunder, and (C) any installments of Impositions then affecting the Leased Premises. The amounts payable by Tenant as hereinabove provided shall be charged or credited, as the case may be, on the Closing Date, to reflect adjustments of Basic Rent paid or payable to the Closing Date, apportioned as of the day prior to the Closing Date. Tenant shall pay all conveyance, transfer, sales and like taxes required in connection with the purchase, regardless of who is required to pay such taxes under State or local law or custom (and Tenant shall also pay to Landlord any amount necessary to yield to Landlord the entire Purchase Price, Default Purchase Price, Right of First Offer Purchase Price, Call Option Purchase Price or Put Option Purchase Price, as applicable, if as a matter of the law of the State or locality such tax cannot be paid directly by Tenant).

Schedule B-1

DMEAST #39566949 v10

SCHEDULE C
Permitted Encumbrances

1.	Taxes or assessments for the year 2020, and subsequent years, not yet due or payable.

2.
The following matters disclosed by survey entitled "ALTA SURVEY FOR: 525 S. TRYON ST." by James Timothy Thomas, P.L.S., of Stewart, dated December 3, 2019, last revised December 20, 2019 (the "Survey"): (a) Service utilities; (b) Foundation Pit; and (c) Sediment Pond.

3.	Shortages in Area.

4.	Boundary and property lines disclosed by plats recorded in Map Book 64, page 518, as revised in Map Book 64, page 734; and Map Book 332, page 378.

5.	Landscape Easement to the City of Charlotte recorded in Book 8037, page 450, and as shown on the Survey.

6.
Terms and conditions of the Temporary Easement Agreements recorded in Book 33484, page 343; Book 33483, page 686; Book 33531, page 847; Book 33531, page 854; and Book 33656, page 284 and rights of others in and to the use of thereof. (As to Parcel II)

7.	Notice of Residual Petroleum recorded in Book 33778, page 605.

8.
Any statutory lien or claim of lien affecting Title to the Land that arises from labor, services, materials or rental equipment heretofore or hereafter furnished by, through, with, at the direction of, or under contracts with the Insured owner of the Land identified in Schedule A of this policy or its affiliates.

9.	Terms and conditions of the Easement Agreement recorded in Book 34134, page 170, and as shown on the Survey, and rights of others in and to the use of thereof. (As to Parcel III)

Schedule C-1

DMEAST #39566949 v10

SCHEDULE D
Call Option/Put Option Purchase Prices
Call Option Purchase Price: 120% of the Put Option Price.
Put Option Purchase Price: An amount determined under the Agency Agreement which will be equal to the lesser of (x) $337,500,000 or (y) 50% of the Final Landlord MIA Advance, but in no event less than $305,750,000.

Schedule D-1

DMEAST #39566949 v10

APPENDIX A
“Additional Payments” shall mean all amounts (i) that are out-of-pocket costs incurred or payable by Landlord in connection with the transfer of the Leased Premises to Tenant, and (ii) that are out-of-pocket costs, expenses, charges, penalties, or prepayment consideration, if any, incurred by Landlord as a result of the prepayment or defeasance of a Note(s) as the result of the occurrence of an Event of Default. Notwithstanding anything to the contrary set forth in this Lease, in no event shall Tenant be responsible for the payment of any Additional Payments that are payable by Landlord to a Lender as a result of a default by Landlord pursuant to the Note or Mortgage, which default is not the result of a default by Tenant hereunder.
“Additional Rent” shall mean all amounts, costs, expenses, liabilities, indemnities and obligations (including Tenant’s obligation to pay any Default Rate interest hereunder) which Tenant is required to pay pursuant to the terms of this Lease, other than Basic Rent, the Purchase Price, Default Purchase Price, Condemnation Termination Payment or Casualty Termination Payment, as applicable.
“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person and shall include, if such Person is an individual, members of the immediate family of such Person, and trusts for the benefit of such individual. For the purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agency Agreement” shall mean the Construction Agency Agreement, dated as of December 23, 2019, between Landlord and Tenant, as it may be amended, supplemented or otherwise modified from time to time.
“Agency Agreement Event of Default” has the meaning assigned thereto in the Agency Agreement.
“Alteration” or “Alterations” shall mean any or all changes, additions (whether or not adjacent to or abutting any then existing buildings), expansions (whether or not adjacent to or abutting any then existing buildings), improvements, reconstructions, removals or replacements of any of the Improvements or Equipment, both interior or exterior, and ordinary and extraordinary, including, without limitation, exterior and interior signage and roof-top or other exterior telecommunications equipment, it being understood that Alterations shall not include repairs or ordinary maintenance.
“Basic Rent” shall mean the amounts set forth on Exhibit B annexed to this Lease.
“Basic Rent Payment Dates” shall mean the Rent Commencement Date and the first Business Day of each month thereafter during the Term.
“Business Day” means any day other than a Saturday or a Sunday or other day on which commercial banks in the State of North Carolina are required or are authorized to be closed.

DMEAST #39566949 v10    Appendix A-1

“Call Option” has the meaning assigned thereto in Paragraph 32(a) of this Lease.
“Call Option Purchase Price” has the meaning assigned thereto in Paragraph 32(a) of this Lease.
“Casualty Termination Payment” has the meaning assigned thereto in Paragraph 14 (g) of this Lease.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657.
“Claims” shall mean Liens (including, without limitation, lien removal and bonding costs), liabilities, obligations, damages, losses, demands, penalties, assessments, payments, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses and costs of investigation and enforcement) of any kind and nature whatsoever including, as applicable, any assertions of the foregoing.
“Closing Date” shall mean the date upon which title to the Leased Premises is conveyed to Tenant in accordance with Paragraphs 13, 14, 19, 31 or 32 of this Lease, as applicable, and Tenant pays to Landlord all amounts required to be paid hereunder.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Commencement Date” shall mean the Effective Date of this Lease.
“Condemnation” shall mean a Taking and/or a Requisition.
“Condemnation Termination Payment” has the meaning assigned thereto in Paragraph 13(b) of this Lease.
“Default Purchase Price” for purpose of Paragraph 19 hereof shall mean the sum of (i) the Termination Value as of the date of determination or if such date of determination is not a Basic Rent Payment Date, as of the immediately preceding Basic Rent Payment Date, (ii) the Additional Payments and (iii) any overdue and unpaid Basic Rent and Additional Rent plus interest at the Default Rate on any unpaid and overdue amounts (if applicable).
“Default Rate” shall mean, for as long as the Notes are outstanding, the Default Rate shall be four percent (4%) above the then current Prime Rate. If no Notes are then outstanding the Default Rate shall be two percent (2%) per annum above the then current Prime Rate.
“Environmental Laws” shall mean and include the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, CERCLA, the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq and all other federal, state and local laws, ordinances, rules, orders, statutes, codes and regulations applicable to the Leased Premises or the operations thereon or use thereof and (i) relating to the

DMEAST #39566949 v10    Appendix A-2

environment, human health or natural resources, (ii) regulating, controlling or imposing liability or standards of conduct concerning Hazardous Materials, or (iii) regulating the clean-up or other remediation of the Leased Premises or any portion thereof, as any of the foregoing may have been amended, supplemented or supplanted from time to time.
“Equipment” shall mean, collectively, the machinery and equipment which is attached to the Improvements in such a manner as to become fixtures under Legal Requirements and that is integral to the operation of the Leased Premises, together with all additions and accessions thereto, substitutions therefor and replacements thereof, excepting therefrom the Trade Fixtures.
“Event of Default” has the meaning assigned thereto in Paragraph 19(a) of this Lease.
“Expiration Date” shall mean the earlier of (i) December 31, 2052 and (ii) the Closing Date.
“Final Completion Date” has the meaning assigned thereto in the Agency Agreement.
“Final Landlord MIA Advance” has the meaning assigned thereto in the Agency Agreement.
“Financing” shall mean any extension of credit to Landlord by a Lender secured by a Mortgage and evidenced by a Note, which as of the date hereof shall mean the $750,925,673.63 Promissory Note issued by the Landlord to the order of CGA Mortgage Capital, LLC, a Delaware limited liability company and assigned to Wilmington Trust, National Association, as trustee for the registered holders from time to time of the CGA Capital Credit Lease-Backed Pass-Through Trust, Series 2019-CTL-18.
“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” shall mean any federal, state, county, municipal, foreign or other governmental or regulatory authority, agency, board, body, instrumentality, court or quasi governmental authority (or private entity in lieu thereof).
“Guaranties” shall mean all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code.
“Hazardous Materials” shall mean all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as “hazardous” or “toxic” under CERCLA; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et Seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any chemicals included in regulations promulgated under the above listed statutes or any similar federal or state

DMEAST #39566949 v10    Appendix A-3

statutes relating to the environment, human health or natural resources; any explosives, radioactive material, and any chemical regulated by state statutes similar to the federal statutes listed above and regulations promulgated under such state statutes.
“Imposition” or “Impositions” shall mean, collectively, all Taxes of every kind and nature on or with respect to the Leased Premises, or the use, lease, ownership or operation thereof; all charges, fees, expenses and/or taxes for or under any Record Agreement or other agreement maintained for the benefit of the Leased Premises (provided such Record Agreement is a Permitted Encumbrance or was executed with Tenant’s consent); all general and special assessments, levies, permits, inspection and license fees on or with respect to the Leased Premises; all water and sewer rents and other utility charges on or with respect to the Leased Premises; all ground rents on or with respect to the Leased Premises, if any; all common area maintenance fees, if any, applicable to the Leased Premises, and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed or assessed upon or with respect to the Leased Premises, prior to or during the Term, against Landlord, Tenant or any of the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent or Additional Rent, including without limitation, any sales tax, occupancy tax or excise tax levied by any governmental body on or with respect to such Basic Rent or Additional Rent; all payments required to be made to a governmental or quasi-governmental authority (or private entity in lieu thereof) that are in lieu of any of the foregoing, whether or not expressly so designated; and any penalties, fines, additions or interest thereon or additions thereto; but specifically excluding those taxes referenced in Paragraph 8(a)(ii)(A) through (E) of this Lease.
“Improvements” shall mean, collectively, the approximately forty (40) floor office building containing approximately 989,000 square feet with limited retail space on the first floor, parking structure, and other improvements to be constructed on the Land.
“Indemnitee” shall mean Landlord, each Lender, the Trustee, any trustee under a Mortgage which is a deed of trust and any holders of beneficial interests in a Financing, each of their assignees or other transferees and each of their Affiliates and their respective officers, directors, employees, shareholders, members or other equity owners.
“Initial Term” shall mean the period of time commencing on the Commencement Date and terminating on the Expiration Date.
“Insurance Expiration Date” shall mean, with respect to an insurance policy, the date that such insurance policy will expire.
“Insurance Requirement” or “Insurance Requirements” shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy.

DMEAST #39566949 v10    Appendix A-4

“Land” shall mean the lot(s) or parcel(s) of land described in Exhibit A attached to this Lease and made a part hereof, together with the easements, rights and appurtenances thereunto belonging or appertaining.
“Landlord” shall mean collectively, CGA 525 South Tryon TIC 1, LLC, a Delaware limited liability company, CGA 525 South Tryon TIC 2, LLC, a Delaware limited liability company and CK 525 South Tryon TIC, LLC, a Delaware limited liability company, as tenants-in-common.
“Leased Premises” shall mean, collectively, the Land, the Improvements and the Equipment, together with any and all other property and interest in property conveyed to Landlord pursuant to the deeds, bills of sale or other documents executed in connection with the purchase of the Land by Landlord or the construction of the Improvements.
“Legal Requirement” or “Legal Requirements” shall mean, as the case may be, any one or more of all present and future applicable constitutions, statutes, laws, treaties, permits, certificates, licenses, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, including all Environmental Laws, even if unforeseen or extraordinary, of every Governmental Authority, and all covenants, restrictions and conditions now of record which may be applicable to Tenant, Landlord (with respect to the Leased Premises) or to all or any part of or interest in the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the “Americans with Disabilities Act”) or results in interference with the use or enjoyment of the Leased Premises or (ii) requires Tenant to carry insurance other than as specifically required by the provisions of this Lease.
“Lender” or “Lenders” shall mean each financial institution or other Person that extends credit to Landlord, secured, directly or indirectly, by a Mortgage and evidenced by a Note or which is the holder of the Mortgage and a Note, or an interest therein, as a result of an assignment thereof or otherwise.
“Lien” or “Liens” shall mean any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, or any type of preferential arrangement that has the practical effect of creating a security interest, including, without limitation, any thereof arising under any conditional sale agreement, capital lease or other title retention agreement.
“Material” shall mean, as applied to Structural Alterations only, a reduction in the fair market value of the Leased Premises as compared to other office buildings of comparable age and size in the Central Business District of Charlotte, North Carolina on the date of determination, of greater than five percent (5%) as reasonably determined by Tenant (so long as Tenant satisfies Required Credit Rating, or alternatively, if Tenant does not satisfy the Required Credit Rating, any such fair market value determination shall be based on an MAI appraisal procured by Tenant, at Tenant’s expense) valuing the Leased Premises before such Structural Alteration and the value of the Leased Premises prospectively after the proposed Structural Alteration.

DMEAST #39566949 v10    Appendix A-5

“Mortgage” shall mean a first priority mortgage, deed of trust or similar security instrument hereafter executed covering the Leased Premises from Landlord to the Trustee, for the benefit of the Lenders.
“Net Award” shall mean the entire award payable to Landlord, the Trustee or Tenant by reason of a Condemnation, less any reasonable expenses incurred by Landlord or Trustee in collecting such award and excluding Tenant’s Award, if any (to the extent Tenant is entitled to Tenant’s Award pursuant to the terms of this Lease).
“Net Proceeds” shall mean the entire proceeds of any insurance required under clause (i), (iv), or (vi) of Paragraph 14(a) of this Lease, less any actual and reasonable expenses incurred by Tenant, Landlord or Trustee in collecting such proceeds.
“Non-Structural Alteration” shall mean any Alteration that is not a Structural Alteration.
“Note” or “Notes” shall mean a note or notes executed from Landlord to a Lender, which note or notes will be secured by a Mortgage.
“Notice” or “Notices” shall mean all notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease.
“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of the date of Landlord’s acquisition thereof listed on Schedule C hereto.
“Person” shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, non-incorporated organization or government or any agency or political subdivision thereof.
“Prime Rate” shall mean the prime rate of interest published in The Wall Street Journal or its successor, from time to time.
“Purchase Price” for purposes of Paragraphs 13 and 14 of the Lease during the Initial Term shall mean the sum of (i) the Termination Value as of the date of determination or if such date of determination is not a Basic Rent Payment Date, as of the immediately preceding Basic Rent Payment Date, plus (ii) any overdue and unpaid Basic Rent and Additional Rent plus interest at the Default Rate on any unpaid overdue amounts (if applicable).
“Purchase Procedure” shall mean the procedure set forth on Schedule B to this Lease.
“Put Option” has the meaning assigned thereto in Paragraph 32(b) of this Lease.
“Put Option Purchase Price” has the meaning assigned thereto in Paragraph 32(b) of this Lease.

DMEAST #39566949 v10    Appendix A-6

“Record Agreement” shall mean an easement agreement, restrictive covenant, declaration, right-of-way or any other similar agreement or document of record now or hereafter affecting the Leased Premises.
“Release” shall mean the release or the threatened release of any Hazardous Materials into or upon any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouting, escaping, emptying, placement and the like.
“Renewal Option Notice” shall mean a written notice from Tenant to Landlord of its election to extend the Initial Term (or any then Renewal Term) of this Lease pursuant to Paragraph 5 of this Lease.
“Renewal Term” shall mean an additional Lease term of five (5) years.
“Rent” shall mean Basic Rent and Additional Rent.
“Rent Commencement Date” shall mean January 1, 2023.
“Replacement Equipment” shall mean operational equipment or other parts used by Tenant to replace any of the Equipment.
“Required Credit Rating” shall mean a senior unsecured long-term debt rating of “BBB” or higher by the current Rating Definitions and Terminology of Standard and Poor’s (or its successor) or the equivalent by Moody’s (or its successor).
“Requisition” shall mean any temporary condemnation or confiscation of the use or occupancy of the Leased Premises by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
“Restoration” shall mean, following a casualty or Condemnation, the restoration of the Leased Premises to as nearly as possible its value, condition and character immediately prior to such casualty or Condemnation, in accordance with the provisions of this Lease, including but not limited to the provisions of Paragraphs 11(a), 12 and 15. Notwithstanding the foregoing, such Restoration may depart from the condition of the Leased Premises immediately prior to the casualty or Condemnation, provided that (i) the fair market value of the Leased Premises shall not be diminished in any material respect after the completion of the Restoration, (ii) the use of the Leased Premises shall not be changed as a result of any such Restoration, (iii) all such Restoration shall be performed in a good and workmanlike manner, and shall be diligently completed in compliance with all Legal Requirements, and (iv) Tenant shall (subject to the provisions of Paragraph 18) discharge or bond over all Liens filed against any of the Leased Premises arising out of the same.
“Restoration Award” shall mean that portion of the Net Award equal to the cost of Restoration.

DMEAST #39566949 v10    Appendix A-7

“Restoration Fund” shall mean, collectively, the Net Proceeds, Restoration Award and Tenant Insurance Payment.
“Right of First Offer Purchase Price” has the meaning assigned thereto in Paragraph 31(a) of this Lease.
“SEC” means the Securities and Exchange Commission.
“Self-Insurance Standards” has the meaning assigned thereto in Paragraph 14(e)(iii) of this Lease.
“State” shall mean the State or Commonwealth in which the Leased Premises is situated.
“Structural Alteration” shall mean any major capital improvements project that (i) will result in a change in the footprint of the Improvements, (ii) involves the addition of one or more floors to the Improvements, and/or (iii) affects the structural elements or any exterior walls of the Improvements.
“Taking” shall mean any permanent taking of the Leased Premises, or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation.
“Tax” or “Taxes” shall mean the following present and future taxes, including income (gross or net), gross or net receipts, sales, use, leasing, value added, franchise, doing business, transfer, capital, property (tangible or intangible), ad valorem, municipal assessments, excise and stamp taxes, levies, imposts, duties, charges, assessments or withholding, together with any penalties, fines, additions or interest thereon or additions thereto (any of the forgoing being referred to herein individually as a “Tax”), imposed by any Governmental Authority. Taxes shall include the costs of any contest or appeal pursued which reduces the Taxes (or attempts to do so), including reasonable attorneys’ fees and costs incident thereto. Without limiting the foregoing, if at any time during the term of this Lease the methods of taxation prevailing at the execution hereof shall be changed or altered so that in lieu of or as a supplement or addition to or a substitute for the whole or any part of the real estate taxes or assessments now or from time to time thereafter levied, assessed or imposed by applicable taxing authorities for the funding of governmental services, there shall be imposed (i) a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the gross rents received or otherwise attributable to the Leased Premises, or (ii) a tax, assessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Leased Premises or this Lease, and imposed on Landlord under this Lease or any portion thereof, or (iii) a license fee or other fee or tax measured by the gross rent payable under this Lease, or (iv) any other tax, assessment, levy, charge, fee or the like payable with respect to the Leased Premises, the rents, issues and profits thereof, then all such taxes, assessments, levies, impositions and/or charges, or the part thereof so measured or based, shall be deemed to be Taxes.
“Tax Indemnitee” shall mean Landlord, each Lender, the Trustee, any trustee under a Mortgage which is a deed of trust, each of their assignees or other transferees and each of their

DMEAST #39566949 v10    Appendix A-8

Affiliates and their respective officers, directors, employees, shareholders, members or other equity owners.
“Tenant” shall mean Duke Energy Carolinas, LLC, a North Carolina limited liability company, its successors and assigns.
“Tenant’s Award” shall mean, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, any award or payment (in connection with a Condemnation) for Tenant’s leasehold interest hereunder, relocation assistance available to Tenant under federal or state law including, but not limited to, on account of Trade Fixtures, Tenant’s moving expenses and Tenant’s out-of-pocket expenses incidental to the move, if available.
“Tenant’s Insurance Payment” shall mean, in the event of a damage or destruction, the amount of the proceeds that would have been payable under the third-party insurance required to be maintained pursuant to Paragraph 14(a)(i), (iv) or (vi) had such insurance program been in effect.
“Tenant’s Termination Notice” shall mean a written notice from Tenant to Landlord of Tenant’s intention to terminate this Lease and setting forth therein the proposed Closing Date and Tenant’s offer to purchase the Leased Premises in accordance with Paragraph 13 or 14 of this Lease.
“Term” shall mean the Initial Term, together with any Renewal Term.
“Termination Value” shall mean as of any Basic Rent Payment Date, the amount set forth opposite such Basic Rent Payment Date on Schedule A attached hereto.
“Threshold Amount” shall mean (i) $20,000,000 for so long as Tenant maintains the Required Credit Rating at the time of the applicable Alteration, Condemnation or Casualty, or (ii) $10,000,000 in the event Tenant no longer has the Required Credit Rating at the time of the applicable Alteration, Condemnation or Casualty.
“Trade Fixtures” shall mean all furniture, fixtures, equipment and other items of personal property (whether or not attached to the Improvements) that are owned by Tenant and used in connection with the operation of the business conducted on the Leased Premises, that are not integral to the operation of the Leased Premises and that have not been financed or funded by Landlord.
“Trustee” shall mean Wilmington Trust, National Association, as trustee for the registered holders from time to time of the CGA Capital Credit Lease-Backed Pass-Through Trust, Series 2019 – CTL – 18.

DMEAST #39566949 v10    Appendix A-9